Exhibit 2.1

DESCRIPTION OF SECURITIES REGISTERED
UNDER SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934

I.	Description of Share Capital

Enel Americas S.A. (“Enel Américas” or the “Company”) is an open stock corporation organized under the laws of the Republic of Chile.

Set forth below is certain information concerning the Company’s share capital and a brief summary of certain significant provisions of Chilean law and the Company’s bylaws.

General

Shareholders’ rights in Chilean companies are governed by the company’s bylaws (estatutos), which have the same purpose as the articles or the certificate of incorporation and the bylaws of a company incorporated in the United States, and the Chilean Corporations Law (Law No. 18,046). In accordance with the Chilean Corporations Law, legal actions by shareholders to enforce their rights as shareholders of the company must be brought in Chile in arbitration proceedings or, at the option of the plaintiff, before Chilean courts. Members of the Board of Directors, managers, officers and principal executives of the company, or shareholders that individually own shares with a book value or stock value higher that UF 5,000 (US$ 204,447 as of December 31, 2020) do not have the option to bring the procedure to the courts.

The Chilean securities markets are principally regulated by the Comisión para el Mercado Financiero (the “CMF”) under the Securities Market Law (Law No. 18,045) and the Chilean Corporations Law. These two laws state the disclosure requirements, restrictions on insider trading and price manipulation, and provide protection to minority shareholders. The Securities Market Law sets forth requirements for public offerings, stock exchanges and brokers, and outlines disclosure requirements for companies that issue publicly offered securities. The Chilean Corporations Law and the Securities Market Law, both as amended, state rules regarding takeovers, tender offers, transactions with related parties, qualified majorities, share repurchases, directors’ committees, independent directors, stock options and derivative actions.

Public Register

The Company is a publicly held stock corporation incorporated under the laws of Chile. The Company was incorporated by public deed issued on June 19, 1981, by the Santiago Notary Public, Mr. Patricio Zaldívar M. The Company’s existence was approved by CMF Resolution 409-S of July 17, 1981, and the Company was registered on July 21, 1981, in the Commercial Register (Registro de Comercio del Conservador de Bienes Raíces y Comercio de Santiago), on pages 13099 No. 7269. The Company is registered with the CMF under the entry number 0175. The Company was also registered with the United States Securities and Exchange Commission under the commission file number 001-12440 on October 19, 1993.

Corporate Objectives and Purposes

Article 4 of the Company’s bylaws states that the Company’s corporate objectives and purposes are, among other things, to conduct the exploration, development, operation, generation, distribution, transmission, transformation, or sale of energy in any form, directly or through other companies, as well as to provide engineering consulting services related to these objectives, and to participate in the telecommunications business.

Board of Directors

The Company’s Board of Directors consists of seven members who are appointed by shareholders at an Ordinary Shareholders’ Meeting (“OSM”) and are elected for a three-year term, at the end of which they will be re-elected or replaced.

The seven directors elected at the OSM are the seven individual nominees who receive the highest majority of the votes, provided one of those individuals must be an independent director. Each shareholder may vote his shares in favor of one nominee or may apportion his shares among any number of nominees.

The effect of these voting provisions is to ensure that a shareholder owning more than 12.5% of the Company’s shares is able to elect a member of the Board although depending on the distribution of the rest of the votes at the OSM, a director may in some cases be elected with the votes of less than 12.5% of the Company’s shares. This number is derived from the reciprocal of the number of directors plus one. In the Company’s case, there are seven directors, and the reciprocal of eight is equal to 12.5%.

The compensation of the directors is established annually at the OSM.

Agreements entered into by the Company with related parties can only be executed when such agreements serve the Company’s interest, and their price, terms and conditions are consistent with prevailing market conditions at the time of their approval and comply with all the requirements and procedures indicated in Article 147 of the Chilean Corporations Law.

Certain Provisions Regarding the Board of Directors

The Company’s bylaws do not contain provisions related to:

●	the directors’ power, in the absence of an independent quorum, to vote on compensation for themselves or any members of their body;
●	borrowing powers exercisable by the directors and how such borrowing powers can be changed;
●	retirement or non-retirement of directors under an age limit requirement; or
●	number of shares, if any, required for directors’ qualification.

Certain Provisions Regarding Shareholder Rights

The Company’s capital is comprised of only one class of shares, all of which are common shares and have the same rights.

The Company’s bylaws do not contain any provisions relating to:

●	redemption provisions;
●	sinking funds; or
●	liability for capital reductions by the Company.

Under Chilean law, the rights of the Company’s shareholders may only be modified by an amendment to the bylaws that complies with the requirements explained below under “Shareholders’ Meetings and Voting Rights.”

Capitalization

Under Chilean law, only the shareholders of a company acting at an Extraordinary Shareholders’ Meeting (“ESM”) have the power to authorize a capital increase. When an investor subscribes shares, these are officially issued and registered under his name, and the subscriber is treated as a shareholder for all purposes, except receipt of dividends and for return of capital in the event that the shares have been subscribed but not paid for. The subscriber becomes eligible to receive dividends only for the shares that he has actually paid for or, if the subscriber has paid for only a portion of such shares, the pro rata portion of the dividends declared with respect to such shares unless the company’s bylaws provide otherwise. If a subscriber does not fully pay for shares for which the subscriber has subscribed on or prior to the date agreed upon for payment, notwithstanding the actions intended by the company to collect payment, the company is entitled to auction on the stock exchange where such shares are traded, for the account and risk of the debtor, the number of shares held by the debtor necessary for the company to pay the outstanding balances and disposal expenses. However, until such shares are sold at auction, the subscriber continues to hold all the rights of a shareholder, except the right to receive dividends and return of capital. The Chief Executive Officer, or the person replacing him, will reduce in the shareholders’ register the number of shares in the name of the debtor shareholder to the number of shares that remain, deducting the shares sold by the company and settling the debt in the amount necessary to cover the result of such disposal after the corresponding expenses.

When there are authorized and issued shares for which full payment has not been made within the period fixed by shareholders at the same ESM at which the subscription was authorized (which may not exceed three years from the date of such meeting, unless a stock option plan is approved, in which case the period to pay for the shares under such plan may be up to five years), these shall be reduced in the non-subscribed amount until that date. With respect to the shares subscribed and not paid following the term mentioned above, the Board must proceed to collect payment, unless the shareholders’ meeting authorizes the Board not to do so (by two-thirds of the voting shares), in which case the capital shall be reduced by force of law to the amount effectively paid. Once collection actions have been exhausted, the Board should propose to the shareholders’ meeting the approval by simple majority of the write-off of the outstanding balance and the reduction of capital to the amount effectively collected.

As of April 1, 2021, the Company’s subscribed and fully paid capital totaled US$ 15,799,498,544 consisting of 107,281,698,561 shares.

Preemptive Rights and Increases of Share Capital

With the exception of capital increases needed to carry out a merger, Chilean regulation requires Chilean stock corporations to grant shareholders preemptive rights to purchase a sufficient number of shares, or any other securities convertible into shares or that confer future rights over shares, to maintain their existing ownership percentage of such company whenever such company issues new shares, or any other securities convertible into shares or that confer future rights over shares.

Under Chilean law, preemptive rights are exercisable or freely transferable by shareholders during a 30-day period. The options to subscribe for shares in capital increases of the company or of any other securities convertible into shares or that confer future rights over these shares, should be offered, at least once, to the shareholders pro rata to the shares held registered in their name at midnight on the fifth business day prior to the date of the start of the preemptive rights period. The preemptive rights offering and the start of the 30-day period for exercising them shall be communicated through the publication of a prominent notice, at least once, in the newspaper that should be used for notifications of shareholders’ meetings. During such 30-day period, and for an additional period of, at least, 30 days immediately following the initial 30-day period, publicly held stock corporations are not permitted to offer any unsubscribed shares to third parties under terms that are more favorable than those offered to their shareholders. At the end of the second 30-day period, a Chilean publicly held stock corporation is authorized to sell non-subscribed shares to third parties on any terms, provided they are sold on one of the Chilean stock exchanges.

Shareholders’ Meetings and Voting Rights

An OSM must be held within the first four months following the end of the Company’s fiscal year. An ESM may be called by the Board of Directors when deemed appropriate, an ESM and OSM, as the case may be, must be called when requested by shareholders representing at least 10% of the issued shares with voting rights, or by the CMF. To convene an OSM or ESM, notice must be given three times in a newspaper located in the Company’s corporate domicile, at least ten days in advance of the scheduled meeting. The newspaper designated by the Company’s shareholders is El Mercurio de Santiago. Notice must also be mailed to each shareholder, to the CMF and to the Chilean stock exchanges.

The OSM or ESM shall be held on the day stated in the notice and should remain in session until having exhausted all the matters stated in the notice. However, once constituted, upon the proposal of the chairman or shareholders representing at least 10% of the shares with voting rights, the majority of the shareholders present may agree to suspend it and to continue it within the same day and place, with no new constitution of the meeting or qualification of powers being necessary, recorded in one set of minutes. Only those shareholders who were present or represented may attend the recommencement of the meeting with voting rights.

Under Chilean law, a quorum for a shareholders’ meeting is established by the presence, in person or by proxy, of shareholders representing at least a majority of the issued shares with voting rights of a company. If a quorum is not present at the first meeting, a reconvened meeting can take place at which the shareholders present are deemed to constitute a quorum regardless of the percentage of the shares represented. This second meeting must take place within 45 days following the scheduled date for the first meeting. Shareholders’ meetings adopt resolutions by the affirmative vote of a majority of those shares present or represented at the meeting, unless a higher majority is required, as described below.

Regardless of the quorum present, the vote required to adopt any of the following actions is at least two-thirds of the outstanding shares with voting rights at an ESM called to approve these matters:

●	a transformation of the company into a form other than a publicly held stock corporation under the Chilean Corporations Law, a merger or split-up of the company;
●	an amendment to the term of duration or early dissolution of the company;
●	a change in the company’s domicile;
●	a decrease of corporate capital;
●	an approval of capital contributions in kind and non-monetary assessments;
●	a modification of the authority reserved to shareholders or limitations on the Board of Directors;
●	a reduction in the number of members of the Board of Directors;

●	the disposition of 50% or more of the assets of the company, whether it includes disposition of liabilities or not, as well as the approval or the amendment of the business plan that contemplates the disposition of assets in an amount greater that such percentage;
●	the disposition of 50% or more of the assets of a subsidiary, as long as such subsidiary represents at least 20% of the assets of the corporation, as well as any disposition of its shares that results in the parent company losing its position as controlling shareholder;
●	the form of distributing corporate benefits;
●	issue of guarantees for third-party liabilities which exceed 50% of the assets, except when the third party is a subsidiary of the company, in which case approval of the Board of Directors is deemed sufficient;
●	the purchase of the company’s own shares;
●	other actions established by the bylaws or the laws;
●	certain remedies for the nullification of the company’s bylaws;
●	inclusion in the bylaws of the right to purchase shares from minority shareholders, when the controlling shareholders reaches 95% of the company’s shares by means of a tender offer for all of the company’s shares, where at least 15% of the shares have been acquired from unrelated shareholders; and
●	approval or ratification of acts or contracts with related parties.

Bylaw amendments for the creation of a new class of shares, or an amendment to or an elimination of those classes of shares that already exist, must be approved by at least two-thirds of the outstanding shares of the affected series.

Chilean law does not require a publicly held stock corporation to provide its shareholders the same level and type of information required by the U.S. securities laws regarding the solicitation of proxies. However, shareholders are entitled to examine the financial statements and corporate books of a publicly held stock corporation and its subsidiaries within the 15-day period before its scheduled shareholders’ meeting. Under Chilean law, publicly held stock corporations must also inform, at least ten days in advance of the scheduled meeting and in the manner to be established by the CMF, the fact that an ESM or OSM has been summoned, indicating the date, a reference to the matters to be discussed, and how complete copies of the documents that support the matters submitted for voting can be obtained, which must also be made available to shareholders on the Company’s website. In the case of an OSM, the Company’s annual report of activities, which includes audited financial statements, must also be made available to shareholders and published on the Company’s website at: www.enelamericas.com.

The Chilean Corporations Law provides that, upon the request by the Directors’ Committee or by shareholders’ representing at least 10% of the issued shares with voting rights, a Chilean company’s annual report must include, in addition to the materials provided by the Board of Directors to shareholders, such shareholders’ comments and proposals in relation to the company’s affairs. In accordance with Article 136 of the Chilean Corporations Regulation (Reglamento de Sociedades Anónimas), the shareholder(s) holding or representing at least 10% of the shares issued with voting rights may:

●	make comments and proposals relating to the progress of the corporate businesses in the corresponding year, no shareholder being able to make individually or jointly more than one presentation. These observations should be presented in writing to the company concisely, responsibly and respectfully, and the respective shareholder(s) should state their willingness for these to be included as an appendix to the annual report. The Board shall include in an appendix to the annual report of the year a faithful summary of the pertinent comments and proposals the interested parties had made, provided they are presented during the year or within 30 days after its ending; or
●	make comments and proposals on matters that the Board submits for the knowledge or voting of the shareholders. The Board shall include a faithful summary of those comments and proposals in all information it sends to shareholders, provided the shareholders’ proposal is received at the offices of the company at least 10 days prior to the date of dispatch of the information by the company.

The shareholders should present their comments and proposals to the company, expressing their willingness for these to be included in the appendix to the respective annual report or in information sent to shareholders, as the case may be. The observations referred to in Article 136 may be made separately by each shareholder holding at least 10% of the shares issued with voting rights or shareholders who together hold that percentage, who should act as one.

Similarly, the Chilean Corporations Law provides that whenever the Board of Directors of a publicly held stock corporation convenes an OSM or ESM and solicits proxies for the meeting, or circulates information supporting its decisions or other similar material, it is obligated to include the pertinent comments and proposals that may have been made by the Directors’ Committee or by shareholders owning at least 10% of the shares with voting rights who request that such comments and proposals be so included.

Only shareholders registered as such with us, as of midnight on the fifth business day prior to the date of a meeting, are entitled to attend and vote their shares. A shareholder may appoint another individual, who does not need to be a shareholder, as his proxy to attend the meeting and vote on his behalf. Proxies for such representation shall be given for all the shares held by the owner. The proxy may contain specific instructions to approve, reject, or abstain with respect to any of the matters submitted for voting at the meeting and which were included in the notice. Every shareholder entitled to attend and vote at a shareholders’ meeting shall have one vote for every share subscribed.

There are no limitations imposed by Chilean law or the Company’s bylaws on the right of nonresidents or foreigners to hold or vote shares of common stock. However, the registered holder of the shares of Enel Americas common stock represented by American Depositary Shares (“ADS”), and evidenced by outstanding ADS, is the custodian of the depositary, currently Banco Santander-Chile, or any successor thereto. Accordingly, holders of ADS are not entitled to receive notice of meetings of shareholders directly or to vote the underlying shares of Enel Americas common stock represented by ADS directly. The Deposit Agreement contains provisions pursuant to which the depositary has agreed to request instructions from registered holders of ADS as to the exercise of the voting rights pertaining to the shares of Enel Americas common stock represented by the ADS. Subject to compliance with the requirements of the Deposit Agreement and receipt of such instructions, the depositary has agreed to endeavor, insofar as practicable and permitted under Chilean law and the provisions of the bylaws, to vote or cause to be voted (or grant a discretionary proxy to the Chairman of the Board of Directors or to a person designated by the Chairman of the Board of Directors to vote) the shares of Enel Americas common stock represented by the ADS in accordance with any such instruction. The depositary shall not itself exercise any voting discretion over any shares of Enel Americas common stock underlying ADS. If no voting instructions are received by the depositary from a holder of ADS with respect to the shares of Enel Americas common stock represented by the ADS, on or before the date established by the depositary for such purpose, the shares of Enel Americas common stock represented by the ADS may, in some situations, be voted in the manner directed by the Chairman of the Board, or by a person designated by the Chairman of the Board, subject to the limitations set forth in the Deposit Agreement.

Dividends and Liquidation Rights

According to the Chilean Corporations Law, unless otherwise decided by unanimous vote of its issued shares eligible to vote, all publicly held stock corporations must distribute a cash dividend in an amount equal to at least 30% of their consolidated net income, unless and except to the extent the Company have carried forward losses. The law provides that the Board of Directors must agree to the dividend policy and inform such policy to the shareholders at the OSM.

For any dividend in excess of 30% of net income, publicly held stock corporations may grant an option to their shareholders to receive those dividends in cash, or in shares issued by such publicly held stock corporation, or in shares of publicly held corporations owned by such company. Shareholders who do not expressly elect to receive a dividend other than in cash are legally presumed to have decided to receive the dividend in cash.

Dividends which are declared but not paid within the appropriate time period set forth in the Chilean Corporations Law (as to minimum dividends, 30 days after declaration; as to additional dividends, the date set for payment at the time of declaration) are adjusted to reflect the change in the value of UF, from the date set for payment to the date such dividends are actually paid. Such dividends also accrue interest at the then-prevailing rate for UF-denominated deposits during such period. The right to receive a dividend lapses if it is not claimed within five years from the date such dividend is payable. Payments not collected in such period are transferred to the volunteer fire department.

In the event of the Company’s liquidation, the shareholders would participate in the assets available in proportion to the number of paid-in shares held by them, after payment to all creditors.

Approval of Financial Statements

The Board of Directors is required to submit the Company’s consolidated financial statements to the shareholders annually for their approval. If the shareholders by a vote of a majority of shares present (in person or by proxy) at the shareholders’ meeting reject the financial statements, the Board of Directors must submit new financial statements no later than 60 days from the date of such meeting. If the shareholders reject the new financial statements, the entire Board of Directors is deemed removed from office and a new board is elected at the same meeting. Directors who individually approved such financial statements are disqualified for reelection for the following period. The Company’s shareholders have never rejected the financial statements presented by the Board of Directors.

Change of Control

The Capital Markets Law establishes a comprehensive regulation related to tender offers. The law defines a tender offer as the offer to purchase shares of companies that publicly offer their shares or convertible securities and which offer is made to shareholders to purchase their shares under conditions that allow the bidder to reach a certain percentage of ownership of the company within a fixed period of time. These provisions apply to both voluntary and hostile tender offers.

Acquisition of Shares

No provision in the Company’s bylaws discriminates against any existing or prospective holder of shares as a result of such shareholder owning a substantial number of shares.

Reporting Requirements Regarding Acquisition or Sale of Shares

Under Article 12 of the Securities Market Law and General Rule No. 269 of the CMF, certain information regarding transactions in shares of a publicly held stock corporation or in contracts or securities whose price or financial results depend on, or are conditioned in whole or in a significant part on the price of such shares, must be reported to the CMF and the Chilean stock exchanges. Since ADS are deemed to represent the shares of common stock underlying the ADS, transactions in ADS will be subject to these reporting requirements and those established in Circular 1375 of the CMF. Shareholders of publicly held stock corporations are required to report to the CMF and the Chilean stock exchanges:

●	any direct or indirect acquisition or sale of shares made by a holder who owns, directly or indirectly, at least 10% of a publicly held stock corporation’s subscribed capital;
●	any direct or indirect acquisition or sale of contracts or securities whose price or financial results depend on or are conditioned in whole or in a significant part on the price of shares made by a holder who owns, directly or indirectly, at least 10% of a publicly held stock corporation’s subscribed capital;
●	any direct or indirect acquisition of shares made by a holder who, due to an acquisition of shares of such publicly held stock company, results in the holder acquiring, directly or indirectly, at least 10% of a publicly held stock company’s subscribed capital;
●	any direct or indirect acquisition or sale of shares in any amount, made by a director, receiver, principal executive, general manager or manager of a publicly held stock corporation; and
●	any direct or indirect acquisition or sale of contracts or securities whose price or financial results depend on or are conditioned in whole or in a significant part on the price of shares made by a director, receiver, principal executive, general manager or manager of a publicly held stock corporation.

In addition, majority shareholders of a publicly held stock corporation must inform the CMF and the Chilean stock exchanges if such acquisitions are entered into with the intention of acquiring control of the company or if they are making a passive financial investment instead.

Under Article 54 of the Securities Market Law and General Rule No. 104 enacted by the CMF, unless the tender offer regulation applies, any person who directly or indirectly intends to take control of a publicly held stock corporation must disclose this intent to the market at least ten business days in advance of the proposed change of control and, in any event, as soon as the negotiations for the change of control have taken place or reserved information of the publicly held stock corporation has been provided.

Right of Dissenting Shareholders to Tender Their Shares

The Chilean Corporations Law provides that upon the adoption of any of the resolutions enumerated below at a meeting of shareholders, dissenting shareholders acquire the right to withdraw from the company and to compel the company to repurchase their shares, subject to the fulfillment of certain terms and conditions. In order to exercise such withdrawal rights, holders of ADS must first withdraw the shares represented by their ADS pursuant to the terms of the Deposit Agreement. In case of a bankruptcy proceeding, the withdrawal right arising from an adopted resolution is suspended until the existing debt has been paid.

“Dissenting” shareholders are defined as those who at a shareholders’ meeting vote against a resolution that results in the withdrawal right, or who if absent from such meeting, state in writing their opposition to the respective resolution, within the 30-days following the shareholders’ meeting. Shareholders present or represented at the meeting and who abstain in exercising their voting rights shall not be considered as dissenting. The right to withdraw should be exercised for all the shares that the dissenting shareholder had registered in their name on the date on which the right is determined to participate in the meeting at which the resolution is adopted that motivates the withdrawal and which remains on the date on which their intention to withdraw is communicated to the company. The price paid to a dissenting shareholder of a publicly held stock corporation whose shares are quoted and actively traded on one of the Chilean stock exchanges is the weighted-average of the sales prices for the shares as reported on the Chilean stock exchanges on which the shares are quoted for the 60-trading-days between the ninetieth and the thirtieth trading day before the shareholders’ meeting giving rise to the withdrawal right. If the CMF determines that the shares are not actively traded on a stock exchange, the price paid to the dissenting shareholder shall be the book value. Book value for this purpose must be equal to equity attributable to the parent company, divided by the total number of subscribed shares, whether entirely or partially paid. For the purpose of making this calculation, the last consolidated statement of financial position is used, as adjusted to reflect inflation up to the date of the shareholders’ meeting which gave rise to the withdrawal right.

Article 126 of the Chilean Corporations Regulation establishes that in cases where the right to withdraw arises, the company is obliged to inform the shareholders of this situation, the value per share that will be paid to shareholders exercising their right to withdraw and the term for exercising it. Such information should be given to shareholders at the same meeting at which the resolutions are adopted giving rise to the right of withdrawal, prior to its voting. A special communication should be given to the shareholders with rights, within two days following the date on which the rights to withdraw arise. In the case of publicly held companies, such information must be communicated by a prominent notice in a newspaper with a wide national circulation, as well as on the newspaper’s website, and via a written communication addressed to the shareholders with rights at the address they have registered with the company. The notice of the shareholders’ meeting to vote on a matter that could give rise to withdrawal rights should mention this circumstance.

The resolutions that result in a shareholder’s right to withdraw include, among others, the following:

●	the transformation of the company into an entity which is not a publicly held stock corporation governed by the Chilean Corporations Law;
●	the merger of the company with another company;
●	disposition of 50% or more of the assets of the company, whether it includes disposition of liabilities or not, as well as the approval or the amendment of the business plan that contemplates the disposition of assets in an amount greater than such percentage;
●	the disposition of 50% or more of the assets of a subsidiary, as long as such subsidiary represents at least 20% of the assets of the company, as well as any disposition of its shares that results in the parent company losing its position of controlling shareholder;
●	issue of guarantees for third parties’ liabilities that exceed 50% of the assets (if the third party is a subsidiary of the company, the approval of the Board of Directors is sufficient and shall not give rise to the right to withdraw);
●	the creation of preferential rights for a class of shares or an amendment to the existing ones. In this case the right to withdraw only accrues to the dissenting shareholders of the class or classes of shares adversely affected;
●	certain remedies for the nullification of the corporate bylaws; and
●	such other causes as may be established by the law or by the company’s bylaws.

Investments by Chilean Pension Fund Administrators (“AFPs”)

Decree Law No. 3,500 of 1980, or the Pension Fund System Law, permits AFPs to invest their funds in companies that are subject to Title XII and these companies are subject to greater restrictions than other companies. The determination of which stocks may be purchased by AFPs is made by the Risk Classification Committee. The Risk Classification Committee establishes investment guidelines and is empowered to approve or disapprove those companies that are eligible for AFP investments. Effective April 1, 2021, the Company is no longer a Title XII company.

Title XII companies are required to have bylaws that limit the ownership of any shareholder to a specified maximum percentage, currently at 65%, require that certain actions be taken only at a meeting of the shareholders, and give the shareholders the right to approve certain investment and financing policies. Except for the shareholder approval of certain investment and financing policies, effective April 1, 2021, the Title XII company requirements no longer apply to the Company.

Registrations and Transfers

Shares issued by us are registered with an administrative agent, which is DCV Registros S.A. This entity is also responsible for the Company’s shareholders’ registry. In case of jointly owned shares, an attorney-in-fact must be appointed to represent the joint owners in dealing with us.

II.	Description of American Depositary Shares

Citibank, N.A. acts as the depositary, hereinafter the “depositary”, for the American Depositary Shares of Company. Citibank, N.A.’s depositary offices are located at 388 Greenwich Street, New York, New York 10013. American Depositary Shares are referred to as “ADS” and represent ownership interests in securities of the Company that are on deposit with the depositary. ADS are represented by certificates that are known as “American Depositary Receipts” or “ADR”. The depositary appoints a custodian to safekeep the securities on deposit. The custodian is Banco Santander-Chile, located at Bandera 140, Santiago, Chile.

Citibank, N.A. was appointed as depositary by the Company pursuant to the Amended and Restated Deposit Agreement, dated as of March 28, 2013 (the “Deposit Agreement”). A copy of the Deposit Agreement is on file with the Securities and Exchange Commission (the “SEC”), under cover of a registration statement on Form F-6. You may obtain a copy of the Deposit Agreement from the SEC’s website (www.sec.gov). Please refer to Registration Number 333-186824 when retrieving such copy.

The following is a summary description of the material terms of the ADS of Enel Américas and your rights as an owner of ADS. Please remember that summaries by their nature lack the precision of the information summarized and that rights and obligations as an owner of the Company’s ADS will be determined by reference to the terms of the Deposit Agreement and not by this summary. For more complete information, you should read the Deposit Agreement in its entirety, as well as the form of ADR attached to it.

Each ADS represents 50 shares of Enel Américas common stock on deposit with the custodian. An ADS will also represent any other property received by the depositary or the custodian on behalf of the owner of the ADS but that has not been distributed to the owners of ADS because of legal restrictions or practical considerations.

An owner of ADS, becomes a party to the Deposit Agreement and therefore will be bound to its terms and to the terms of the ADR that represents your ADS. The Deposit Agreement and the ADR specify the Company’s rights and obligations, as well as your rights and obligations as owner of ADS and those of the depositary. As an ADS holder you appoint the depositary to act on your behalf in certain circumstances. The Deposit Agreement and the ADR are governed by New York law. However, the Company’s obligations to the holders of shares of Enel Américas common stock will continue to be governed by the laws of Chile, which are different from New York law.

As an owner of ADS, you may hold your ADS either by means of an ADR registered in your name, through a brokerage or safekeeping account, or through an account established by the depositary in your name reflecting the registration of uncertificated ADS directly on the books of the depositary (commonly referred to as the “direct registration system” or “DRS”). The DRS reflects the uncertificated (book-entry) registration of ownership of ADS by the depositary. Under the DRS, ownership of ADS is evidenced by periodic statements issued by the depositary to the holders of the ADS. The DRS includes automated transfers between the depositary and the Depository Trust Company, or DTC, the central book-entry clearing and settlement system for equity securities in the United States. If you decide to hold your ADS through your brokerage or safekeeping account, you must rely on the procedures of your broker or bank to assert your rights as an ADS owner. Banks and brokers typically hold securities such as the ADS through clearing and settlement systems such as DTC. The procedures of such clearing and settlement systems may limit your ability to exercise your rights as an owner of ADS. Please consult with your broker or bank if you have any questions concerning these limitations and procedures. All ADS held through DTC are registered in the name of a nominee of DTC. This summary description assumes you have opted to own the ADS directly by means of an ADR registered in your name and, as such, you will be referred to as the “holder”. References to “you” assumes that the reader owns ADS and will own ADS at the relevant time.

Dividends and Distributions

As a holder of ADS, you generally have the right to receive the distributions made by the Company on the securities deposited with the custodian. Your receipt of these distributions may be limited, however, by practical considerations and legal limitations. Holders will receive such distributions under the terms of the Deposit Agreement in proportion to the number of ADS held as of a specified record date.

Distributions of Cash

Upon receipt by the custodian of a cash distribution for the securities on deposit, the depositary will arrange for the funds to be converted into U.S. dollars and for the distribution of the U.S. dollars to the holders. The conversion into U.S. dollars will take place only if reasonable, in the judgment of the depositary, if the U.S. dollars are transferable to the United States and if permitted by Chilean law and regulations. The amounts distributed to holders will be net of the fees, expenses, taxes and governmental charges payable by holders under the terms of the Deposit Agreement. The depositary will apply the same method for distributing the proceeds of the sale of any property, such as undistributed rights, held by the custodian in respect of securities on deposit.

Distributions of Shares

Upon receipt of a dividend or free distribution of shares of Enel Américas common stock, the depositary may and will, at the Company’s request, distribute to holders, in proportion to the number of ADS held, new ADS representing the shares of Enel Américas common stock deposited. Only whole new ADS will be distributed. Fractional entitlements will be sold and the proceeds of such sale will be distributed as in the case of a cash distribution.

The distribution of new ADS upon a distribution of shares of Enel Américas common stock will be made net of the fees, expenses, taxes and governmental charges payable by holders under the terms of the Deposit Agreement. In order to pay such taxes or governmental charges, the depositary may sell all or a portion of the new shares of Enel Américas common stock so distributed.

No such distribution of new ADS will be made if it would violate a law, including the U.S. securities laws. If the depositary does not distribute new ADS as described above, it will sell the shares of Enel Américas common stock received and will distribute the proceeds of the sale as in the case of a distribution of cash.

Distributions of Rights

If the Company offers to holders of their shares rights to purchase additional shares of Enel Américas common stock, the depositary has discretion as to the procedures to follow in making such rights available to the holders of ADS, in selling such rights on behalf of holders and making the net proceeds available in U.S. dollars to such holders or in allowing such rights to lapse. If requested by the Company, the depositary will take the following actions:

●	If at the time of the offering the depositary determines that it is lawful and feasible to make such rights available to holders, the depositary will distribute such rights to holders in proportion to the number of ADS held, or the depositary will employ such other method as it may deem feasible in order to facilitate the exercise, sale or transfer of rights by such holders;
●	If at the time of the offering the depositary determines that it is not lawful or not feasible to make such rights available to holders, or if the rights are not exercised and appear about to lapse, the depositary in its discretion may sell such rights at public or private sale, and may allocate the net proceeds of any such sale, upon an averaged or other practicable basis; or
●	If by the terms of the offering or for any other reason the depositary cannot make those rights available to the holders, then the depositary may allow those rights to lapse.

If the distribution of rights requires the rights to be registered under the Securities Act of 1933, as amended (the “Securities Act”), the depositary will not distribute such rights unless and until such registration statement is in effect, or unless the transaction is exempt from registration under the provisions of the Securities Act.

If the depositary has distributed the rights to holders of ADS, the depositary will exercise such rights on behalf of the holders upon receipt of the following:

●	payment of the purchase price for the shares to be purchased upon the exercise of the right;
●	a duly completed and signed exercise instruction; and
●	payment of the applicable fee and charges.

The depositary will sell the rights that are not exercised or not distributed if such sale is lawful. The proceeds of such sale will be distributed to holders as in the case of a cash distribution. If the depositary is unable to sell the rights, it will allow the rights to lapse.

Elective Distributions

Whenever the Company intends to distribute a dividend payable at the election of shareholders either in cash or in additional shares, it will give prior notice thereof to the depositary and will indicate whether the Company wishes the elective distribution to be made available to holders of ADS. In such case, the Company will assist the depositary in determining whether such distribution is lawful and reasonably practicable.

The depositary will make the election available to holders of ADS only if it is reasonably practicable and if the Company has provided all of the documentation contemplated in the Deposit Agreement. In such case, the depositary will establish procedures to enable holders of ADS to elect to receive either cash or additional ADS, in each case as described in the Deposit Agreement.

If the election is not made available to holders of ADS, the holder will receive either cash or additional ADS, depending on what a shareholder in Chile would receive upon failing to make an election, as more fully described in the Deposit Agreement.

Other Distributions

Whenever the Company distributes property other than cash, shares of Enel Américas common stock or rights to purchase additional shares of Enel Américas common stock, the depositary will consult with the Company to the extent practicable and distribute such property to holders of ADS in proportion to the number of ADS held, in any manner that the depositary, with the Company’s consent, deems equitable and practicable for accomplishing the distribution.

If the depositary determines that such distribution cannot be made proportionately among the holders of ADS, or for any other reason the depositary deems such distribution not to be reasonably practicable, the depositary may, with the Company’s approval, adopt such distribution method, including a sale, as it deems equitable and practicable.

If the depositary sells such property, the net proceeds of such sale will be distributed to holders as in the case of a cash distribution, net of fees, expenses, taxes or governmental charges payable by holders under the Deposit Agreement.

The proceeds of such a sale will be distributed to holders as in the case of a cash distribution.

Changes Affecting Shares of Common Stock

The shares of Enel Américas common stock held on deposit for ADS may change from time to time. For example, there may be a change in nominal or par value, a split-up, cancellation, consolidation or classification of such shares of common stock or a recapitalization, reorganization, merger, consolidation or sale of assets.

If any such change were to occur, the ADS would, to the extent permitted by law, represent the right to receive the property received or exchanged in respect of the shares of Enel Américas common stock held on deposit. The depositary may, with the Company’s approval, or will, at the Company’s request, in such circumstances deliver new ADS to holders or call for the exchange of existing ADS for new ADS. If the depositary may not lawfully distribute such property to you, the depositary may sell such property and distribute the net proceeds to holders as in the case of a cash distribution.

Redemption

To the extent permitted by applicable law, whenever the Company decides to redeem any of the securities on deposit with the custodian, the Company will notify the depositary in advance. If it is practicable and if the Company has provided all of the documentation contemplated in the Deposit Agreement, the depositary will provide notice of the redemption to the holders of ADS.

The custodian will be instructed to surrender the shares being redeemed against payment of the applicable redemption price. The depositary will convert the redemption funds received into U.S. dollars upon the terms of the Deposit Agreement and will establish procedures to enable holders of ADS to receive the net proceeds from the redemption upon surrender of their ADS to the depositary. Holders may have to pay fees, expenses, taxes and other governmental charges upon the redemption of ADS. If less than all ADS are being redeemed, the ADS to be retired will be selected by lot or on a pro rata basis, as the depositary may determine.

Issuance of ADS Upon Deposit of Shares of Common Stock

The depositary may create ADS on your behalf if you or your broker deposits shares of Enel Américas common stock with the custodian. The depositary will deliver these ADS to the person you indicate only after you pay any applicable issuance fees and any charges and taxes payable for the transfer of the shares of Enel Américas common stock to the custodian.

The issuance of ADS may be delayed until the depositary or the custodian receives confirmation that all required approvals have been given and that the shares of Enel Américas common stock have been duly transferred to the custodian. The depositary will only issue ADS in whole numbers.

When you make a deposit of shares of Enel Américas common stock, you will be responsible for transferring good and valid title to the depositary. As such, you will be deemed to represent and warrant that:

●	The shares are duly authorized, validly issued, fully paid, non-assessable and legally obtained.
●	All preemptive (and similar) rights, if any, with respect to such shares have been validly waived or exercised.

●	You are duly authorized to deposit the shares.
●	The shares presented for deposit are free and clear of any lien, encumbrance, security interest, charge, mortgage or adverse claim, and are not, and the ADS issuable upon such deposit will not be, “restricted securities” (as defined in the Deposit Agreement).
●	The shares presented for deposit have not been stripped of any rights or entitlements.

If any of the representations or warranties is incorrect in any way, the Company and the depositary may, at your cost and expense, take any and all actions necessary to attempt to correct the consequences of the misrepresentations.

Transfer, Combination and Split Up of ADR

As an ADR holder, you are entitled to transfer, combine or split up your ADR and the ADS evidenced thereby. For transfers of ADR, you will have to surrender the ADR to be transferred to the depositary and also must:

●	duly deliver the ADR to the depositary at its principal office;
●	ensure that the surrendered ADR certificate is properly endorsed or otherwise in proper form for transfer; and
●	pay all applicable fees, charges, expenses taxes and other government charges payable by ADR holders pursuant to the terms of the Deposit Agreement, in connection with a transfer of ADR.

To have your ADR either combined or split up, you must surrender the ADR to be combined or split up to the depositary with your request to have them combined or split up, and you must pay all applicable fees, charges and expenses payable by ADR holders, pursuant to the terms of the Deposit Agreement, in connection with a combination or split up of ADR.

Withdrawal of Shares Upon Cancellation of ADS

As a holder, you are entitled to present your ADS to the depositary for cancellation and then receive the underlying shares of Enel Américas common stock at the custodian’s offices. In order to withdraw the shares of Enel Américas common stock represented by your ADS, you will be required to pay to the depositary the fees for cancellation of ADS and any charges and taxes payable upon the transfer of the shares of Enel Américas common stock being withdrawn. You assume the risk for delivery of all funds and securities upon withdrawal. Once canceled, the ADS will not have any rights under the Deposit Agreement.

If you hold an ADS registered in your name, the depositary may ask you to provide proof of identity and genuineness of any signature and certain other documents as the depositary may deem appropriate before it will cancel your ADS. The withdrawal of the shares of Enel Américas common stock represented by your ADS may be delayed until the depositary receives satisfactory evidence of compliance with all applicable laws and regulations. Please keep in mind that the depositary will only accept ADS for cancellation that represent a whole number of securities on deposit.

You have the right to withdraw the securities represented by your ADS at any time except for:

●	Temporary delays that are caused by closing of the transfer books for the shares of Enel Américas common stock or the ADS or the payment of dividends.
●	Obligations to pay fees, taxes and similar charges.
●	Restrictions imposed due to laws or regulations applicable to ADS or the withdrawal of deposited securities.

The Deposit Agreement may not be modified to impair your right to withdraw the securities represented by your ADS except to comply with mandatory provisions of law.

Voting Rights

As a holder of ADS, you generally have the right under the Deposit Agreement to instruct the depositary to exercise the voting rights for the shares of Enel Américas common stock represented by your ADS. The voting rights of holders of shares of Enel Américas common stock are described in “Description of Share Capital – Shareholders’ Meetings and Voting Rights.”

The depositary will mail to you any notice of a shareholders’ meeting received from the Company together with information explaining how to instruct the depositary to exercise the voting rights of the securities represented by ADS.

If the depositary timely receives voting instructions from a holder of ADS, it will endeavor insofar as practicable to vote the securities represented by the holder’s ADS in accordance with such voting instructions.

Please note that the ability of the depositary to carry out voting instructions may be limited by practical and legal limitations and the terms of the securities on deposit. There is no assurance that you will receive voting materials in time to enable you to return voting instructions to the depositary in a timely manner.

If the depositary does not receive your voting instructions in a timely manner you will nevertheless be treated as having instructed the depositary to give a discretionary proxy with full power of substitution to the Company’s Chairman of the Board or to a person designated by the Chairman of the Board to vote the shares represented by your ADS in his/her discretion. The depositary will deliver such discretionary proxy to vote on any matter other than:

●	any matter where substantial opposition exists by holders of ADS, it being understood that an election of directors at an annual or extraordinary meeting of shareholders is not a contested matter involving substantial opposition;
●	matters that materially and adversely affect the rights of holders of ADS; or
●	any matter as to which the Chairman of the Board directs the depositary that he or she does not wish such proxy to be given.

Fees and Charges

The holders of ADS are required to pay the following fees of the depositary:

	Service Fees	Fees

(1)

Issuance of ADS upon deposit of shares (i.e., an issuance upon a deposit of shares or upon a change in the ADS(s)-to-share(s) ratio), excluding issuances as a result of distributions described in paragraph (4) below.

Up to US$5.00 per 100 ADS (or fraction thereof) issued.
(2)	Delivery of deposited securities against surrender of ADS	Up to US$5.00 per 100 ADS (or fraction thereof) surrendered.
(3)	Distribution of cash dividends or other cash distributions (i.e., sale of rights and other entitlements)	Up to US$5.00 per 100 ADS (or fraction thereof) held.
(4)	Distribution of ADS pursuant to (i) stock dividends or other free stock distributions, or (ii) exercise of rights to purchase additional ADS	Up to US$5.00 per 100 ADS (or fraction thereof) held.
(5)	Distribution of securities other than ADS or rights to purchase additional ADS (i.e., spin-off of shares)	Up to US$5.00 per 100 ADS (or fraction thereof) held.
(6)	Depositary services	Up to US$5.00 per 100 ADS (or fraction thereof) held on the applicable record date(s) established by the depositary.

As an ADS holder you will also be responsible to pay certain fees and expenses incurred by the depositary and certain taxes and governmental charges such as:

●	Fees for the transfer, exchange or registration of shares of common stock, such as upon deposit and withdrawal of shares of common stock;
●	Expenses incurred for converting foreign currency into U.S. dollars;
●	Expenses for cable, telex and fax transmissions and for delivery of securities;
●	Taxes and other governmental charges upon the transfer of securities, such as when shares of common stock are deposited or withdrawn from deposit; and
●	Fees and expenses incurred in connection with the delivery or servicing of shares of common stock on deposit.

The Company has agreed to pay certain other charges and expenses of the depositary. Note that the fees and charges you may be required to pay may vary over time and may be changed by the Company and by the depositary. You will receive prior notice of such changes.

Amendments and Termination

The Company may agree with the depositary to modify the Deposit Agreement at any time without your consent. The Company undertakes to give holders 30 days’ prior notice of any modifications that increase any fees or charges or that would materially prejudice any of their existing substantial rights under the Deposit Agreement, except in very limited circumstances enumerated in the Deposit Agreement.

You will be bound by the modifications to the Deposit Agreement if you continue to hold your ADS after the modifications to the Deposit Agreement become effective. The Deposit Agreement cannot be amended to prevent you from withdrawing the shares of Enel Américas common stock represented by your ADS, except as permitted by law.

The Company has the right to direct the depositary to terminate the Deposit Agreement. Similarly, the depositary may in certain circumstances on its own initiative terminate the Deposit Agreement. In either case, the depositary must give notice to the holders at least 30 days before termination. Until termination, your rights under the Deposit Agreement will be unaffected.

After termination, the depositary will continue to collect distributions received (but will not distribute any such property until you request the cancellation of your ADS) and may sell the securities held on deposit. After the sale, the depositary will hold the proceeds from such sale and any other funds then held for the holders of ADS in a non-interest bearing account. At that point, the depositary will have no further obligations to holders other than to account for the funds then held for the holders of ADS still outstanding (after deduction of applicable fees, taxes and expenses).

Books of Depositary

The depositary will maintain ADS holder records at its depositary office. Holders of ADS may inspect such records at such office at all reasonable times but solely for the purpose of communicating with other holders of ADS in the interest of matters relating to the ADS, the Deposit Agreement or the Company’s business.

The depositary will maintain in New York facilities to record and process the issuance, cancellation, combination, split-up and transfer of ADR. These facilities may be closed from time to time, to the extent not prohibited by law.

Limitations on Obligations and Liabilities

The Deposit Agreement limits the Company’s obligations and the depositary’s obligations to you. Please note the following:

●	The Company and the depositary are obligated only to take the actions specifically stated in the Deposit Agreement without negligence or bad faith.
●	The depositary disclaims any liability for any failure to carry out voting instructions, for any manner in which a vote is cast or for the effect of any vote, provided it acts in good faith and in accordance with the terms of the Deposit Agreement.
●	The Company and the depositary will not be obligated to perform any act that is inconsistent with the terms of the Deposit Agreement.
●	The Company and the depositary disclaim any liability if the Company or the depositary are prevented or forbidden from, or delayed in, doing or performing any act or thing required by the terms of the Deposit Agreement, by reason of any provision, present or future of any law or regulation, or by reason of any present or future provision of foreign exchange contract or their bylaws, or any provision of or governing the securities on deposit, or by reason of any act of God or war or other circumstances beyond the Company’s control.
●	The Company and the depositary disclaim any liability by reason of the performance or non-performance or delay in the performance of any act or thing that may be done in their discretion.
●	The Company and the depositary disclaim any liability by reason of any exercise or failure to exercise discretion contemplated in the Deposit Agreement.

●	The Company and the depositary further disclaim liability for any action or inaction in reliance on the advice or information received from legal counsel, accountants, any governmental authority, any person presenting shares for deposit, any record or beneficial holder of ADS or authorized representative thereof, or any other person believed by either the depositary or the Company in good faith to be competent to give such advice or information.
●	The Company and the depositary also disclaim liability for the inability by a holder to benefit from any distribution, offering, right or other benefit that is made available to holders of shares but is not, under the terms of the Deposit Agreement, made available to holders of ADS.
●	The Company and the depositary may rely without any liability upon any written notice, request or other document believed to be genuine and to have been signed or presented by the proper parties.
●	The Company and the depositary also disclaim liability for any consequential or punitive damages resulting from any breach of the terms of the Deposit Agreement.

Pre-Release Transactions

The depositary may, in certain circumstances, issue ADS before receiving a deposit of shares or release shares of Enel Américas common stock before receiving ADS. These transactions are commonly referred to as “pre-release transactions.” The Deposit Agreement limits the aggregate size of pre-release transactions and imposes a number of conditions on such transactions, including the need to receive collateral, the type of collateral required and the representations required from brokers. The depositary may retain the compensation received from the pre-release transactions.

Taxes

Holders of ADS will be responsible for the taxes and other governmental charges payable on the ADS and the securities represented by the ADS. The Company, the depositary and the custodian may take all necessary measures in order to comply with any tax obligations generated for holders of ADS on the ADS or the securities represented by the ADS, including deducting from any distribution the taxes and governmental charges payable by holders and selling any and all property on deposit to pay the taxes and governmental charges payable by holders of ADS. Holders of ADS will be liable for any deficiency if the sale proceeds do not cover the taxes that are due.

The depositary may refuse to issue ADS, to deliver transfer, split and combine ADR or to release securities on deposit until all taxes and charges are paid by the applicable holder. The depositary and the custodian may take reasonable administrative actions to obtain tax refunds and reduce tax withholding for any distribution on behalf of holders of ADS. However, you may be required to provide to the depositary and to the custodian proof of taxpayer status and residence and such other information as the depositary and the custodian may require to fulfill legal obligations. You are required to indemnify the Company, the depositary and the custodian for any claims with respect to taxes based on any tax benefit obtained for you.

Foreign Currency Conversion

The depositary will arrange for the conversion of all foreign currency received into U.S. dollars if such conversion can be done on a practicable basis and will distribute the U.S. dollars in accordance with the terms of the Deposit Agreement. You may have to pay fees and expenses incurred in converting foreign currency, such as fees and expenses incurred in complying with currency exchange controls and other governmental requirements.

If the conversion of foreign currency cannot be done on a practicable basis, or if any required approvals are denied or not obtainable at a reasonable cost or within a reasonable period, the depositary may take the following actions in its discretion:

●	Convert the foreign currency to the extent permissible and distribute the U.S. dollars to the holders for whom the conversion and distribution is practicable;
●	Distribute the foreign currency to holders for whom the distribution is lawful and practicable; or
●	Hold the foreign currency, without liability for interest, for the applicable holders.

III.	Description of Debt Securities

A.6.60% Notes due 2026

The 6.60% Notes due 2026 (the “6.60% Notes”) are issued under the indenture dated as of November 1, 1996 (the “Original Indenture”), between Enersis S.A., now known as Enel Américas S.A. (the “Company”), and The Chase Manhattan Bank, as trustee, as amended and supplemented by the first supplemental indenture dated as of July 24, 2009 (the “First Supplemental Indenture”), between the Company and The Bank of New York Mellon (the “Trustee”), as successor trustee to The Chase Manhattan Bank (the Original Indenture and the First Supplemental Indenture, collectively, the “Indenture”). The Indenture does not limit the aggregate principal amount of debt securities that may be issued thereunder, and the Indenture provides that debt securities may be issued thereunder from time to time in one or more series. A copy of the Original Indenture has been filed as Exhibit 4.1 to the Company’s Registration Statement on Form F-3 (Registration Statement No. 333-5828) and copy of the First Supplemental Indenture has been filed as Exhibit 4.2 to the Company’s Registration Statement on Form F-3ASR (Registration Statement No. 333-214079), each filed with the U.S. Securities and Exchange Commission (the “Commission”). The following summaries of certain provisions of the Indenture do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the Indenture, including the definitions of certain terms therein and those terms made a part thereof by the Trust Indenture Act of 1939, as amended. The holders of the 6.60% Notes are entitled to the benefits of, are bound by, and are deemed to have notice of, all of the provisions of the Indenture. Wherever a particular section or sections or defined terms of the Indenture are referred to, such sections or defined terms are incorporated herein by reference.

General

The 6.60% Notes are general unsecured and unconditional obligations of the Company as to payments of principal, interest thereon and all other amounts payable thereunder. The 6.60% Notes rank pari passu in right of payment with all other unsecured obligations of the Company that are not, by their terms, expressly subordinated in right of payment to the 6.60% Notes.

The 6.60% Notes are limited to an aggregate principal amount of US$ 150 million. As of December 31, 2019, there were US$ 858,000 aggregate principal amount of the 6.60% Notes outstanding.

The 6.60% Notes will mature on December 1, 2026 and bear interest at the applicable rate per annum from the date of issuance or from the most recent interest payment date to which interest has been paid or provided for. Interest on the 6.60% Notes is payable semi-annually on December 1 and June 1 of each year, commencing on June 1, 1997, to the Person in whose name a 6.60% Note is registered at the close of business on the preceding November 15 or May 15 (each, a “Record Date”), as the case may be. Interest on the 6.60% Notes is computed on the basis of a 360-day year of twelve 30-day months. Holders must surrender the 6.60% Notes to the paying agent for the 6.60% Notes to collect principal payments. Except with respect to 6.60% Notes held in the form of a global note by DTC, the Company will pay principal and interest by check and may mail interest checks to a holder’s registered address.

The principal of and interest on the 6.60% Notes is payable in U.S. dollars or in such other coin or currency of the United States of America as at the time of payment is legal tender for the payment of public and private debts.

The 6.60% Notes have been issued only in fully registered form, without coupons, in denominations of $1,000 and any integral multiple thereof. No service charge will be made for any registration of transfer or exchange of 6.60% Notes, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Initially, the Trustee will be the paying agent and registrar for the 6.60% Notes. The 6.60% Notes may be presented for registration of transfer and exchange at the offices of the registrar for the 6.60% Notes.

The Company conducts a substantial part of its operations through its subsidiaries. The 6.60% Notes effectively rank junior to any secured indebtedness of the Company to the extent of the assets securing such indebtedness and to any indebtedness and obligations (including trade payables) of the Company’s subsidiaries to the extent of the assets of such subsidiaries.

Covenants

Limitations on Liens

The Company will not, nor will it permit any Subsidiary to, issue, assume or guarantee any Indebtedness, if such Indebtedness is secured by a Lien upon any Specified Property or any Capital Stock of or Indebtedness of any Person, now owned or hereafter acquired, unless, concurrently with the issuance, assumption or guarantee of such Indebtedness, the 6.60% Notes shall be secured equally and ratably with (or prior to) such Indebtedness; provided, however, that the foregoing restriction shall not apply to:

(1)	any Lien on any property acquired, constructed or improved by the Company or any Subsidiary which is created, incurred or assumed contemporaneously with, or within one year after, such acquisition (or in the case of any such property constructed or improved, after the completion or commencement of commercial operation of such property, whichever is later) to secure or provide for the payment of any part of the purchase price of such property or the costs of such construction or improvement (including costs such as escalation, interest during construction and finance costs); provided that in the case of any such construction or improvement the Lien shall not apply to any such property theretofore owned by the Company or any Subsidiary, other than any theretofore unimproved real property on which the property so constructed, or the improvement, is located;
(2)	any Lien on any property existing at the time of acquisition thereof and which is not created as a result of or in connection with or in anticipation of such acquisition (unless such Lien was created to secure or provide for the payment of any part of the purchase price of such property and is otherwise permitted by clause (1) above);
(3)	any Lien on any property of a corporation which is merged with or into the Company or a Subsidiary or any Lien existing on property of a corporation which existed at the time such corporation becomes a Subsidiary and, in either such case, which is not created as result of or in connection with or in anticipation of any such transaction (unless such Lien was created to secure or provide for the payment of any part of the purchase price of such corporation and is otherwise permitted by clause (1) above);
(4)	any Lien which secures only Indebtedness owing by a Subsidiary to the Company, to one or more Subsidiaries or to the Company and one or more Subsidiaries;
(5)	any extension, renewal or replacement (or successive extensions, renewals, or replacements), in whole or in part, of any Lien referred to in foregoing clauses (1) through (4) inclusive; provided, however, that the principal amount of Indebtedness secured thereby shall not exceed the principal amount of Indebtedness so secured at the time of such extension, renewal or replacement, and that such extension, renewal or replacement shall be limited to all or a part of the property which secured the Lien so extended, renewed or replaced (plus improvements on such property);
(6)	any Lien to secure the performance of tenders, bids, leases, progress payments, performance or return-of-money bonds and other similar obligations; and
(7)	Liens on property owned by Manso de Velasco which secure indebtedness, the principal amount of which does not at any time exceed Ch$ 459 million (or its equivalent).

The Company or any Subsidiary, however, may issue, assume or guarantee Indebtedness secured by a Lien which would otherwise be prohibited under the provisions of the Indenture described in this section or enter into Sale and Lease-Back Transactions that would otherwise be prohibited by the provisions of the Indenture described below under “—Limitations on Sale and Lease-Back Transactions:” provided that the aggregate amount of such Indebtedness of the Company and its Subsidiaries together with the aggregate Attributable Value of all such Sale and Lease-Back Transactions of the Company and its Subsidiaries at any time outstanding shall not exceed the 15% of Consolidated Net Tangible Assets at the time any such Indebtedness is issued, assumed or guaranteed by the Company or any Subsidiary or at the time any such Sale and Lease-Back Transaction is entered into.

Limitations on Sale and Lease-Back Transactions

Neither the Company nor any Subsidiary may enter into any Sale and Lease-Back Transaction with respect to any Specified Property, unless either (x) the Company or such Subsidiary would be entitled pursuant to the provisions of the Indenture described above under “—Limitations on Liens” to issue, assume or guarantee Indebtedness secured by a Lien on such Specified Property without equally and ratably securing the 6.60% Notes or (y) the Company or such Subsidiary shall apply or cause to be applied, in the case of a sale or transfer for cash, an amount equal to the net proceeds thereof and, in the case of a sale or transfer otherwise than for cash, an amount equal to the fair market value of the Specified Property so leased to the retirement, within one year after the effective date of such Sale and Lease-Back Transaction, of Indebtedness of the Company ranking on a parity with the 6.60% Notes and owing to a Person other than the Company or any Affiliate of the Company or to the construction or improvement of real property or personal property used by the Company or any Subsidiary in the ordinary course of business. The restrictions set forth in the preceding sentence will not apply to transactions providing for a lease for a term, including any renewal thereof, of not more than three years.

Certain Definitions.

The following terms have the following definitions in the Indenture:

“Affiliate” means, with respect to any specified Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” when used with respect to any specified Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

“Attributable Value” means, as to any particular lease under which the Company or any Subsidiary is at any time liable as lessee and any date as of which the amount thereof is to be determined, the total net obligations of the lessee for rental payments during the remaining term of the lease (including any period for which such lease has been extended or may, at the option of the lessor, be extended) discounted from the respective due dates thereof to such date at a rate per annum equivalent to the interest rate inherent in such lease (as determined in good faith by the Company in accordance with generally accepted financial practice).

“Capital Stock” of any Person means any and all shares, interests, rights to purchase warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any preferred stock, but excluding any debt securities, convertible into any of the foregoing.

“Chilean Subsidiary” means a Subsidiary of the Company organized under the laws of the Republic of Chile.

“Consolidated Net Tangible Assets” means the total of all assets (including revaluations thereof as a result of commercial appraisals, price-level restatement or otherwise) appearing on a consolidated balance sheet of the Company and its Subsidiaries, net of all applicable reserves and deductions, but excluding goodwill, trade names, trademarks, patents, unamortized debt discount and all other like intangible assets (which term shall not be construed to include such revaluations), less the aggregate of the current liabilities of the Company and its Subsidiaries appearing on such balance sheet; provided, however, that for purposes of this definition, entities treated as subsidiaries for Chilean GAAP that are not Subsidiaries should be accounted for under the equity method.

“Indebtedness” means, with respect to any Person (without duplication), (a) any liability of such Person (1) for borrowed money or under any reimbursement obligation relating to a letter of credit, financial bond or similar instrument or agreement, (2) evidenced by a bond, note, debenture or similar instrument or agreement (including a purchase money obligation) given in connection with the acquisition of any business, properties or assets of any kind (other than a trade payable or a current liability arising in the ordinary course of business or a performance bond or similar obligation), (3) for the payment of money relating to any obligations under any capital lease of real or personal property or (4) for purposes of the “—Limitations on Liens” and “—Limitations on Sale and Lease-Back Transactions” sections, under any agreement or instrument in respect of an interest rate or currency swap, exchange or hedging transaction or other financial derivatives transaction; (b) any liability of others described in the preceding clause (a) that the Person has guaranteed or that is otherwise its legal liability; and (c) any amendment, supplement, modification, deferral, renewal, extension or refunding of any liability of the types referred to in clauses (a) and (b) above. For the purpose of determining any particular amount of Indebtedness under this definition, guarantees of (or obligations with respect to letters of credit or financial bonds supporting) Indebtedness otherwise included in the determination of such amount shall also not be included.

“Lien” means any mortgage, pledge, lien, security interest, charge or other encumbrance (including any conditional sale or other title retention agreement or lease in the nature thereof other than a title retention agreement in connection with the purchase of goods in the ordinary course of business).

“Sale and Lease-Back Transaction” means any transaction or series of related transactions pursuant to which the Company or any Subsidiary sells or transfers any property to any Person with the intention of taking back a lease of such property pursuant to which the rental payments are calculated to amortize the purchase price of such property substantially over the useful life thereof and such property is in fact so leased.

“Significant Subsidiary” means a Chilean Subsidiary that would be a “significant subsidiary” within the meaning of Rule 1-02 under Regulation S-X promulgated by the Commission as in effect on the date of the Indenture, assuming the Company is the registrant referred to in such definition, and applying for purposes of such determination the accounting principles from time to time applicable to the Company under the rules and regulations of the Superintendencia de Valores y Seguros (the Chilean Securities and Insurance Commission, now known as the Comisión para el Mercado Financiero) or any successor or other governmental authority of the Republic of Chile having authority to mandate the accounting principles that the Company may or shall use in preparation of its financial reports.

“Specified Property” means any generation, transformation, transmission or distribution facility of the Company or any Subsidiary, whether at the date of the Indenture owned or thereafter acquired, including any land, buildings, structures or machinery and other fixtures that constitute any such facility, or portion thereof.

“Subsidiary” means any corporation or other business entity of which the Company owns or controls (either directly or through one or more other Subsidiaries) more than 50% of the issued share capital or other ownership interests, in each case having ordinary voting power to elect or appoint directors, managers or trustees of such corporation or other business entity(whether or not capital stock or other ownership interests or any other class or classes shall or might have voting power upon the occurrence of any contingency).

Highly Leveraged Transactions

The Indenture does not include any debt covenants or other provisions which afford debt holders protection in the event of a highly leveraged transaction.

Periodic Reports

The Indenture provides that, if the Company is not required to file with the Commission information, documents, or reports pursuant to Section 13 or Section 15(d) of the Exchange Act, then it will file with the Trustee and the Commission, in accordance with rules and regulations prescribed from time to time by the Commission, such of the supplementary and periodic information, documents and reports which may be required pursuant to Section 13 of the Exchange Act in respect of a security of a “foreign private issuer” (as defined in Rule 3b-4 under the Exchange Act) listed and registered on a national securities exchange as may be prescribed from time to time in such rules and regulations.

Consolidation, Merger, Sale or Conveyance

The Company may not consolidate with or merge into any other corporation or convey or transfer its properties and assets substantially as an entirety to any Person, unless (i) the successor corporation shall be a corporation organized and existing under the laws of Chile, and shall expressly assume, by a supplemental indenture, the due and punctual payment of the principal of and interest on all the outstanding 6.60% Notes and the performance of every covenant in the Indenture on the part of the Company to be performed or observed; (ii) immediately after giving effect to such transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have happened and be continuing; and (iii) the Company shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger, conveyance or transfer and such supplemental indenture comply with the foregoing provisions relating to such transaction. In case of any such consolidation, merger, conveyance or transfer, such successor corporation will succeed to and be substituted for the Company, as obligor on the 6.60% Notes, with the same effect as if it had been named in the Indenture as such obligor.

Events of Default

An “Event of Default,” with respect to the 6.60% Notes is defined in the Indenture as: (i) a default in the payment of any principal of the 6.60% Notes when due and payable, whether at maturity, upon redemption or otherwise; (ii) a default in the payment of any interest or any Additional Amounts when due and payable on any 6.60% Notes and the continuance of such default for a period of 30 days; (iii) a default in the performance or observance of any other term, covenant, warranty or obligation of the Company or any of its Subsidiaries in the 6.60% Notes or the Indenture, not otherwise expressly defined as an Event of Default in clauses (i) or (ii) above, and the continuance of such default for more than 60 days after there has been given, by registered or certified mail to the Company by the Trustee or the holders of at least 25% in aggregate principal amount of the 6.60% Notes outstanding, a written notice specifying such default or breach and requiring it to be remedied; (iv) a default by the Company or any of its Chilean Subsidiaries in the payment of the principal of, or interest on, any individual note, bond, coupon or other instrument or agreement evidencing or pursuant to which there is outstanding Indebtedness of the Company or any of its Chilean Subsidiaries, whether such Indebtedness now exists or shall hereafter be created, having an aggregate principal amount exceeding US$ 30 million (or its equivalent in any other currency), other than the 6.60% Notes, by the Company or any of its Chilean Subsidiaries, when the Indebtedness shall become due and payable (whether at maturity, upon redemption or acceleration or otherwise), if such default shall continue for more than the period of grace, if any, originally applicable thereto and the time for payment of such amount has not been expressly extended; or (v) certain events of bankruptcy or insolvency with respect to the Company or a Significant Subsidiary.

The Indenture provides that (i) if an Event of Default (other than an Event of Default described in clause (v) above) shall have occurred and be continuing with respect to the 6.60% Notes, either the Trustee or the holders of not less than 25% in aggregate principal amount of the 6.60% Notes then outstanding, may declare the principal amount of all such outstanding 6.60% Notes and all the interest accrued thereon to be due and payable immediately and (ii) if an Event of Default described in clause (v) above shall have occurred, the principal of all such outstanding 6.60% Notes and all the interest accrued thereon shall become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holder of such 6.60% Notes. The Indenture provides that the 6.60% Notes owned by the Company or any Affiliate of the Company shall be deemed not to be outstanding for, among other purposes, declaration of acceleration of maturity of the 6.60% Notes. Upon certain conditions such declarations may be annulled and past defaults (except for defaults in the payment of principal of or any interest on the 6.60% Notes and in compliance with certain covenants) may be waived by the holders of a majority in aggregate principal amount of such 6.60% Notes then outstanding.

The Trustee must give to the holders of 6.60% Notes notice of all uncured defaults known to it with respect to the 6.60% Notes within 30 days after the Trustee becomes aware of such a default (the term default to include the events specified above without notice or grace periods); provided, however, that, except in the case of default in the payment of principal of or any interest or Additional Amounts on, any of the 6.60% Notes, the Trustee shall be protected in withholding such notice if it in good faith determines that the withholding of such notice is in the interest of the holders of the 6.60% Notes.

No holder of any 6.60% Notes may institute any action under the Indenture unless (a) such holder shall have given the Trustee written notice of a continuing Event of Default with respect to the 6.60% Notes, (b) the holders of not less than 25% in aggregate principal amount of the 6.60% Notes then outstanding shall have made written request to the Trustee to institute proceedings in respect of such Event of Default, (c) such holder or holders shall have offered the Trustee such reasonable indemnity as the Trustee may require, (d) the Trustee shall have failed to institute an action for 60 days thereafter and (e) no inconsistent direction shall have been given to the Trustee during such 60-day period by the holders of a majority in aggregate principal amount of the 6.60% Notes. Such limitations, however, do not apply to any suit instituted by a holder of a 6.60% Note for enforcement of payment of the principal of and any interest on the 6.60% Note on or after the respective due dates expressed in the 6.60% Note.

The Indenture provides that, subject to the duty of the Trustee during default to act with the required standard of care, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any holders of the 6.60% Notes, unless such holders shall have offered to the Trustee reasonable indemnity.

The Company is required to furnish to the Trustee annually a statement as to the performance by it of certain of its obligations under the Indenture and as to any default in such performance.

Payment of Additional Amounts

The Company is required to make all payments in respect of the 6.60% Notes free and clear of, and without withholding or deduction for or on account of, any present or future taxes, duties, fines, penalties, assessments or other governmental charges of whatsoever nature (or interest on any taxes, duties, fines, penalties, assessments or other governmental charges of whatsoever nature) (collectively, “Taxes”) imposed, levied, collected, withheld or assessed by, the Cayman Islands or the Republic of Chile or any political subdivision or governmental authority thereof or therein having power to tax, unless such withholding or deduction is required by law. In such event the Company is required to pay to the holders of 6.60% Notes such additional amounts (“Additional Amounts”) as may be necessary to ensure that the amounts received by the holders of the 6.60% Notes after such withholding or deduction shall equal the amounts which would have been receivable in respect of the 6.60% Notes in the absence of such withholding or deduction, except that no such Additional Amounts shall be payable in respect of any 6.60% Note (i) in the case of payments for which presentation of such 6.60% Notes is required, presented for payment more than 30 days after the later of (a) the date on which such payment first became due and (b) if the full amount payable has not been received in the Place of Payment by the Trustee on or prior to such due date, the date on which, the full amount having been so received, notice to that effect shall have been given to the holders by the Trustee, except to the extent that the holder of the 6.60% Notes would have been entitled to such Additional Amounts on presenting such 6.60% Note for payment on the last day of such period of 30 days; (ii) held by or on behalf of a holder who is liable for taxes, duties, fines, penalties, assessments or other governmental charges in respect of such 6.60% Notes by reason of having some present or former, direct or indirect, connection with the Cayman Islands or the Republic of Chile (or any political subdivision or governmental authority thereof or therein), other than the mere holding of such 6.60% Note or the receipt of principal or interest in respect thereof; or (iii) any combination of (i) and (ii).

Reference to principal, interest, premium or other amounts payable in respect of the 6.60% Notes shall be deemed also to refer to any Additional Amounts which may be payable.

The Company will pay any present or future stamp, court or documentary taxes or any other excise or property taxes, charges or similar levies that arise in any jurisdiction from the execution, delivery, enforcement or registration of the 6.60% Notes or any other document or instrument in relation thereto, excluding such taxes, charges or similar levies imposed by any jurisdiction outside of the Republic of Chile, except as described above under “—General” and has agreed to indemnify the holders of 6.60% Notes for any such taxes paid by holders.

Redemption for Taxation Reasons

The Company may redeem the 6.60% Notes in whole, but not in part, upon giving not less than 30 nor more than 60 days’ notice to the holders of the 6.60% Notes at their principal amount, together with interest accrued to the date fixed for redemption, if (i) the Company certifies to the Trustee immediately prior to the giving of such notice that either it has or will become obligated to pay Additional Amounts with respect to the 6.60% Notes in excess of Additional Amounts that would be payable were payments of interest on the 6.60% Notes subject to a 4.0% withholding tax as a result of any change in or amendment to the laws or regulations of the Republic of Chile or any political subdivision or governmental authority thereof or therein having power to tax, or any change in the application or official interpretation of such laws or regulations, which change or amendment occurs after the date of issuance of the 6.60% Notes and (ii) such obligations cannot be avoided by the Company taking reasonable measures available to it; provided, however, that no such notice of redemption shall be given earlier than 60 days prior to the earliest date on which the Company would be obligated to pay such Additional Amounts if a payment in respect of the 6.60% Notes were then due. Prior to the giving of any notice of redemption described in this paragraph, the Company shall deliver to the Trustee an Officers’ Certificate stating that the Company is entitled to effect such redemption in accordance with the terms set forth in the Indenture and setting forth in reasonable detail a statement of the facts relating thereto (together with a written Opinion of Counsel to the effect that the Company has become obligated to pay such Additional Amounts as a result of a change or amendment described above and that the Company cannot avoid payment of such Additional Amounts by taking reasonable measures available to it and that all governmental approvals necessary for the Company to effect such redemption have been obtained and are in full force and effect or specifying any such necessary approvals that as of the date of such opinion have not been obtained).

Redemption by Company

Except as described above under “—Redemption for Taxation Reasons,” the 6.60% Notes may not be redeemed by the Company prior to maturity.

Modification of the Indenture

From time to time the Company and the Trustee may, without the consent of the holders of 6.60% Notes, amend, waive or supplement the Indenture or the 6.60% Notes for certain specific purposes, including, among other things, curing ambiguities, defects or inconsistencies, or making any other provisions with respect to matters or questions arising under the Indenture or the 6.60% Notes or making any other change therein as shall not adversely affect the interest of any holder of the 6.60% Notes.

In addition, with certain exceptions, the Indenture and the 6.60% Notes may be modified by the Company and the Trustee with the consent of the holders of a majority in aggregate principal amount of the 6.60% Notes then outstanding, but no such modification may be made without the consent of the holder of each outstanding 6.60% Note affected thereby which would (i) change the maturity of any payment of principal of or any installment of interest on any such 6.60% Note, or reduce the principal amount thereof or the interest payable thereon, or change the method of computing the amount of principal thereof or interest payable thereon on any date or change any place of payment where, or the coin or currency in which, any such 6.60% Note or interest thereon are payable, or impair the right of holders to institute suit for the enforcement of any such payment on or after the date when due, (ii) reduce the percentage in aggregate principal amount of the outstanding 6.60% Notes, the consent of whose holders is required for any such modification or the consent of whose holders is required for any waiver of compliance with certain provisions of the Indenture or certain defaults thereunder and their consequences provided for in the Indenture, or (iii) modify any of the provisions of certain sections of the Indenture, including the provisions summarized in this paragraph, except to increase any such percentage or to provide that certain other provisions of the Indenture cannot be modified or waived without the consent of the holder of each outstanding 6.60% Note affected thereby. The Indenture provides that the 6.60% Notes owned by the Company or any Affiliate of the Company shall be deemed not to be outstanding for, among other purposes, consenting to any such modification.

Defeasance and Covenant Defeasance

The Company may, at its option, at any time upon the satisfaction of certain conditions described below, elect to be discharged from its obligations with respect to the 6.60% Notes (“defeasance”). In general, upon a defeasance, the Company shall be deemed to have paid and discharged the entire indebtedness represented by the 6.60% Notes and to have satisfied all of its obligations under the 6.60% Notes and the Indenture except for (i) the rights of holders of the 6.60% Notes to receive, solely from the trust fund established for such purposes as described below, payments in respect of the principal of and interest and Additional Amounts, if any, on the 6.60% Notes when such payments are due, (ii) certain provisions relating to ownership, registration, transfer of the 6.60% Notes, taxation and redemption of the 6.60% Notes, (iii) the covenant relating to the maintenance of an office or agency in New York City and (iv) certain provisions relating to the rights, powers, trusts, duties and immunities of the Trustee.

In addition, the Company may, at its option, at any time, upon the satisfaction of certain conditions described below, elect to be released, with respect to the 6.60% Notes from the covenants described above under the caption “— Covenants” (“covenant defeasance”). Following such covenant defeasance, the occurrence of a breach or violation of any such covenant with respect to the 6.60% Notes will not constitute an Event of Default under the Indenture, and certain other events (not including, among other things, non-payment of other obligations or bankruptcy and insolvency events) described under “—Events of Default” also will not constitute Events of Default.

In order to cause a defeasance or covenant defeasance with respect to the 6.60% Notes, the Company will be required to satisfy, among other conditions, the following: (i) the Company shall have irrevocably deposited with the Trustee in trust cash or U.S. Government Obligations, or a combination thereof, sufficient, in the opinion of an internationally recognized firm of independent public accountants, to pay and discharge the principal of, Additional Amounts, if any, and each installment of interest on, the 6.60% Notes on the stated maturity of such principal or installment of interest in accordance with the terms of the 6.60% Notes; (ii) in the case of an election to fully defease the 6.60% Notes, the Company shall have delivered to the Trustee an Opinion of Counsel stating that (x) the Company has received from, or there has been published by, the Internal Revenue Service (“IRS”) a ruling, or (y) since the date of the Indenture there has been a change in the applicable United States Federal income tax law, in either case to the effect that, and based thereon such opinion shall confirm that, the holders of the 6.60% Notes will not recognize gain or loss for United States Federal income tax purposes as a result of such deposit, defeasance and discharge and will not be subject to United States Federal income tax on the same amount, in the same manner and at the same time as would have been the case if such deposit, defeasance and discharge had not occurred; (iii) in the case of a covenant defeasance, the Company shall have delivered to the Trustee an Opinion of Counsel to the effect that the holders of the 6.60% Notes will not recognize gain or loss for United States Federal income tax purposes as a result of such deposit and covenant defeasance and will be subject to United States Federal income tax on the same amount, in the same manner and at the same time as would have been the case if such deposit and covenant defeasance had not occurred; (iv) no Event of Default, or event which with notice or lapse of time or both would become an Event of Default, shall have occurred and be continuing with respect to the 6.60% Notes, including, with respect to certain events of bankruptcy or insolvency, at any time during the period ending on the 121st day after the date of such deposit (it being understood that this condition shall not be deemed satisfied until the expiration of such period); and (v) the Company shall have delivered to the Trustee an Opinion of Counsel to the effect that payment of amounts deposited in trust with the Trustee, as described above, will not be subject to future taxes, duties, fines, penalties, assessments or other governmental charges imposed, levied, collected, withheld or assessed by, within or on behalf of the Cayman Islands or the Republic of Chile or any political subdivision or governmental authority thereof or therein having power to tax, except to the extent that Additional Amounts in respect thereof shall have been deposited in trust with the Trustee as described above.

The Trustee

The Bank of New York Mellon, as successor trustee to The Chase Manhattan Bank, is the Trustee under the Indenture and has been appointed by the Company as registrar and paying agent with respect to the 6.60% Notes. The Trustee may conduct from time to time in the ordinary course of business normal banking relationships with the Company and certain of its Subsidiaries and Affiliates.

Governing Law

The Indenture provides that it and the 6.60% Notes will be governed by and be construed in accordance with, the laws of the State of New York, without giving effect to applicable principles of conflict of laws.

The Company has irrevocably consented to the nonexclusive jurisdiction of any court of the State of New York or any United States Federal court sitting in the Borough of Manhattan, The City of New York, New York, United States, and any appellate court from any thereof, and has waived any immunity from the jurisdiction of such courts over any suit, action or proceeding that may be brought in connection with the Indenture or the 6.60% Notes. The Company has appointed CT Corporation System as its initial authorized agent upon which all writs, process and summonses may be served in any suit, action or proceeding brought in connection with the Indenture or the 6.60% Notes against the Company in any court of the State of New York or any United States Federal court sitting in the Borough of Manhattan, The City of New York, and has agreed that such appointment shall be irrevocable so long as any of the 6.60% Notes remain outstanding or until the irrevocable appointment by the Company of a successor in The City of New York as its authorized agent for such purpose and the acceptance of such appointment by such successor.

B.4.00% Notes due 2026

The 4.00% Notes due 2026 (the “4.00% Notes”) are issued under the Indenture dated as of November 1, 1996 (the “Original Indenture”), between Enersis S.A., now known as Enel Américas S.A. (the “Company”) and The Chase Manhattan Bank, as trustee, as amended and supplemented by the first supplemental indenture dated as of July 24, 2009 (the “First Supplemental Indenture”), between the Company and The Bank of New York Mellon (the “Trustee”), as successor trustee to The Chase Manhattan Bank, and the second supplemental indenture dated as of October 25, 2016 between the Company and the Trustee (the “Second Supplemental Indenture” and, collectively with the Original Indenture and the First Supplemental Indenture, the “Indenture”). The following summary of certain provisions of the Indenture and the 4.00% Notes does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Indenture, including the definitions therein of certain terms, and the form of certificate evidencing the 4.00% Notes. A copy of the Original Indenture has been filed as Exhibit 4.1 to the Company’s Registration Statement on Form F-3 (Registration Statement No. 333-5828), a copy of the First Supplemental Indenture has been filed as Exhibit 4.2 to the Company’s Registration Statement on Form F-3ASR (Registration Statement No. 333-214079) and a copy of the Second Supplemental Indenture has been filed as Exhibit 4.4 to the Company’s Report on Form 6-K filed on October 25, 2016, each filed with the U.S. Securities and Exchange Commission (the “Commission”). Capitalized terms and some of the other terms used but not defined in the following description of the 4.00% Notes have the respective meanings specified in the Indenture. The following description of the particular terms of the 4.00% Notes supplements and, to the extent inconsistent, replaces the description in the accompanying prospectus under “Description of the Debt Securities.” As used in the following description of the 4.00% Notes, the terms “the Company” “we,” “our” and “us” mean the Enel Américas S.A., excluding, unless otherwise expressly stated or the context otherwise requires, its subsidiaries.

General

The Indenture provides that the Company may issue debt securities (the “debt securities”) thereunder from time to time in one or more series and permits the Company to establish the terms of each series of debt securities at the time of issuance. The Indenture does not limit the aggregate amount of debt securities that may be issued by the Company thereunder.

The 4.00% Notes constitute a series of debt securities under the Indenture, initially limited to US$600 million aggregate principal amount. Under the Indenture, the Company may, without the consent of the holders of the 4.00% Notes, “reopen” the series and issue additional 4.00% Notes from time to time in the future; provided that if the additional 4.00% Notes are not fungible with the 4.00% Notes for U.S. Federal income tax purposes, the additional 4.00% Notes will have a separate CUSIP number. The 4.00% Notes originally issued and any additional 4.00% Notes the Company may issue in the future upon such a reopening will constitute a single series of debt securities under the Indenture. This means that, in circumstances where the Indenture provides for the holders of debt securities of any series to vote or take any action, the 4.00% Notes as well as any additional 4.00% Notes that the Company may issue by reopening the series, will vote or take that action as a single class.

The 4.00% Notes will mature on October 25, 2026. The 4.00% Notes bear interest from October 25, 2016 at the rate of 4.000% per annum, payable semi-annually in arrears on April 25 and October 25 of each year, commencing April 25, 2017, to the persons in whose names the 4.00% Notes are registered, subject to certain exceptions as provided in the Indenture, at the close of business on April 10 or October 10, as the case may be, immediately preceding such April 25 or October 25. Interest on the 4.00% Notes will be computed on the basis of a 360-day year consisting of twelve 30-day months.

The 4.00% Notes are unsecured and unsubordinated obligations of the Company. The 4.00% Notes are not obligations of or guaranteed by any of the Company’s subsidiaries. See “—Ranking of Notes” below.

The 4.00% Notes are not entitled to the benefit of any sinking fund and are not subject to repurchase by the Company at the option of the holders. The 4.00% Notes are subject to redemption at the option of the Company as described below under “—Optional Redemption.”

The 4.00% Notes have been issued only in fully registered form without coupons, in denominations of US$1,000 and integral multiples of US$1,000 in excess thereof. The 4.00% Notes are denominated and payable in U.S. dollars.

The 4.00% Notes are represented by global notes in book-entry form. Holders of interests in global notes will not be entitled to receive 4.00% Notes in definitive certificated form registered in their names except in the limited circumstances.

The principal of and premium, if any, and interest on the 4.00% Notes will be payable at the office or agency maintained by the Company for that purpose in the Borough of Manhattan, The City of New York (the “Place of Payment”); provided that payments of interest may be made at the option of the Company by check mailed to the address of the persons entitled thereto or by transfer to an account maintained by the payee with a bank located in the United States; and provided, further, that payments on global notes will be made to The Depository Trust Company, as Depositary (the “Depositary”), or its nominee. The office or agency initially maintained by the Company for the foregoing purposes shall be the office of the Trustee in New York City designated for such purpose. No service charge shall be made for any registration of transfer or exchange of 4.00% Notes, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

If any interest payment date, redemption date or maturity date of any of the 4.00% Notes is not a Business Day at any Place of Payment, then payment of principal, premium, if any, and interest need not be made at such Place of Payment on such date but may be made on the next succeeding Business Day at such Place of Payment, and no interest will accrue on the amount so payable for the period from and after such interest payment date, redemption date or maturity date, as the case may be.

The Company will not be required to issue, register the transfer of or exchange 4.00% Notes during the period beginning at the opening of business 15 days before any selection of 4.00% Notes to be redeemed and ending at the close of business on the day of that selection.

Ranking of Notes

The 4.00% Notes are direct unsecured and unconditional general obligations exclusively of the Company and will not be obligations of any subsidiaries of the Company. The Company conducts substantially all of its operations through subsidiaries. Therefore, the Company’ rights and the rights of its creditors, including holders of the 4.00% Notes, to participate in the assets of any subsidiary upon the subsidiary’s liquidation or reorganization will be subject to the prior claims of such subsidiary’s creditors, including creditors of the Company that enjoy the benefit of guaranties issued by such subsidiaries, except to the extent that the Company may be a creditor with recognized claims against the subsidiary, in which case the Company’ claims would still be effectively subordinated to any third party security interests in, or mortgages or other liens on, the assets of that subsidiary and would be subordinate to any liabilities of the subsidiary senior to those held by the Company.

Although the Company’ credit facilities impose limitations on the incurrence of additional indebtedness by the Company and its subsidiaries, the Company and its subsidiaries retain the ability to incur substantial additional indebtedness and other liabilities.

The 4.00% Notes are also junior in right of payment to the Company’ secured creditors to the extent of their collateral.

Change of Control

The Indenture does not include any change of control covenants or other provisions which afford debt holders protection in the event of a change of control leveraged transaction, other than certain limited requirements in connection with a merger, consolidation or transfer of properties and assets substantially as an entirety.

Payment of Additional Amounts

All payments under the 4.00% Notes will be made without withholding or deduction for or on account of, any present or future taxes, penalties, duties, fines, assessments or other governmental charges (or interest on any of the foregoing) of whatsoever nature (collectively, “Taxes”) imposed, levied, collected, withheld or assessed by, within or on behalf of the Republic of Chile or any political subdivision or governmental authority thereof or therein having power to tax, unless such withholding or deduction is required by law. In such event, the Company will pay to each holder such additional amounts (“Additional Amounts”) as may be necessary to ensure that the net amount received by the holders of the 4.00% Notes after such withholding or deduction shall equal the amounts of principal and interest that would have been receivable in respect of the 4.00% Notes in the absence of such withholding or deduction. However, the obligation to pay Additional Amounts shall not apply to: (i) any Taxes that would not have been imposed but for (a) the presentation of a 4.00% Note where presentation is required for payment more than 30 days after the later of the date on which such payment first became due and if the full amount payable has not been received in the place of payment by the Trustee on or prior to such due date, the date on which, the full amount having been so received, notice to that effect shall have been given to the holders by the Trustee, except to the extent that the holder of such 4.00% Note would have been entitled to such Additional Amounts on presenting such 4.00% Note for payment on the last day of such period of 30 days; (b) the existence of any present or former, direct or indirect, connection between the holder (or between a fiduciary, settler, beneficiary, member or shareholder of the holder, if the holder is an estate, a trust, a partnership, a limited liability company or a corporation) and the Republic of Chile (or any political subdivision or governmental authority thereof or therein), other than the mere holding of such 4.00% Note or the receipt of principal, interest or other amounts in respect thereof; or (c) any combination of (a) and (b) above.

The Company will pay any present or future stamp, court or documentary taxes or any other excise or property taxes, charges or similar levies that arise in the Republic of Chile from the execution, delivery, enforcement or registration of the 4.00% Notes or any other document or instrument in relation thereto, except as described above under “—General” and has agreed to indemnify the holders of the 4.00% Notes for any such taxes, charges or similar levies paid by holders.

Wherever there is mentioned, under this description of the 4.00% Notes, in any context, the payment of principal of, or premium, if any, or interest on, or any other amount payable on or with respect to, any 4.00% Notes, such mention shall be deemed to include mention of the payment of Additional Amounts to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof.

The Indenture provides that the covenants described above under this caption “—Payment of Additional Amounts” shall survive any termination, defeasance, covenant defeasance or discharge of the Indenture and shall survive the repayment of all or any of the 4.00% Notes.

Optional Redemption

The Company may redeem the 4.00% Notes, in whole or in part, at any time and from time to time, beginning on the date that is 90 days prior to the scheduled maturity of the 4.00% Notes, at its option at a redemption price equal to 100% of the principal amount of the 4.00% Notes to be redeemed, plus accrued and unpaid interest, if any, on the principal amount of the 4.00% Notes being redeemed to the date of redemption.

Notwithstanding the foregoing, payments of interest on the 4.00% Notes that are due and payable on or prior to a date fixed for redemption of 4.00% Notes will be payable to the holders of those 4.00% Notes registered as such at the close of business on the relevant record dates according to the terms and provisions of the Indenture.

Unless the Company defaults in payment of the redemption price, on and after the redemption date for 4.00% Notes of a particular series, interest will cease to accrue on the 4.00% Notes of the series called for redemption.

Make-whole Redemption

The Company may redeem the 4.00% Notes, in whole or in part, at any time and from time to time, at its option, at a redemption price equal to the greater of (1) 100% of the then outstanding principal amount of the 4.00% Notes, and (2) the sum of the present values of the remaining scheduled payments of principal and interest on the 4.00% Notes to be redeemed discounted to the date of redemption on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable Treasury Rate plus 40 basis points, in each case plus accrued and unpaid interest, if any, on the principal amount of the 4.00% Notes being redeemed to the date of redemption.

“Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the 4.00% Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such 4.00% Notes.

“Comparable Treasury Price” means, with respect to the redemption date, (1) the average of four Reference Treasury Dealer Quotations for the redemption date, after excluding the highest and lowest Reference Treasury Dealer Quotations, or (2) if the Independent Investment Banker obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

“Independent Investment Banker” means one of the Reference Treasury Dealers.

“Reference Treasury Dealer” means Citigroup Global Markets Inc., J.P. Morgan Securities LLC or Morgan Stanley & Co. LLC or any of their respective affiliates and any successors thereto which are primary United States government securities dealers and not less than three other leading primary United States government securities dealers in New York City reasonably designated by the Company; provided that if any of the foregoing cease to be a primary United States government securities dealer in New York City (a “Primary Treasury Dealer”), the Company will substitute therefor another Primary Treasury Dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker by such Reference Treasury Dealer at or about 3:30 p.m., New York City time, on the third business day preceding such redemption date.

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity or interpolated maturity (on a day count basis) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

Optional Redemption for Changes in Chilean Tax Law

The Company may redeem the 4.00% Notes as a whole, but not in part, upon giving not less than 30 nor more than 60 days’ notice to the holders of the 4.00% Notes at 100% of the principal amount of the 4.00% Notes being redeemed, plus accrued and unpaid interest, if any, to the date of redemption, if (i) the Company certifies to the Trustee immediately prior to the giving of such notice that either it has or will become obligated to pay Additional Amounts with respect to the 4.00% Notes in excess of Additional Amounts that would be payable if payments of interest on the 4.00% Notes were subject to a 4.0% withholding tax (“Excess Additional Amount”) as a result of any change in or amendment to the laws or regulations of the Republic of Chile or any political subdivision or governmental authority thereof or therein having power to tax, or any change in the application or official interpretation of such laws or regulations, which change or amendment occurs after the date of issuance of the 4.00% Notes, and (ii) such obligations cannot be avoided by the Company taking reasonable measures available to it; provided, however, that no such notice of redemption shall be given earlier than 60 days prior to the earliest date on which the Company would be obligated to pay such Excess Additional Amounts if a payment in respect of the 4.00% Notes were then due. Prior to the giving of any notice of redemption described in this paragraph, the Company shall deliver to the Trustee an Officers’ Certificate stating that the Company is entitled to effect such redemption in accordance with the terms set forth in the Indenture and setting forth in reasonable detail a statement of the facts relating thereto (together with a written Opinion of Counsel to the effect that the Company has become obligated to pay such Excess Additional Amounts as a result of a change or amendment described above and that the Company cannot avoid payment of such Excess Additional Amounts, by taking reasonable measures available to it and that all governmental approvals necessary for the Company to effect such redemption have been obtained and are in full force and effect or specifying any such necessary approvals that as of the date of such opinion have not been obtained).

Certain Covenants

The Indenture contains, among others, the following covenants:

Limitation on Liens

The Company will not, nor will it permit any Subsidiary to, issue, assume or guarantee any Indebtedness, if such Indebtedness is secured by a Lien upon any Specified Property or any Capital Stock or Indebtedness of any Person, now owned or hereafter acquired, unless, concurrently with the issuance, assumption or guarantee of such Indebtedness, the 4.00% Notes shall be secured equally and ratably with (or prior to) such Indebtedness; provided, however, that the foregoing restriction shall not apply to:

(1)any Lien on any property acquired, constructed or improved by the Company or any Subsidiary which is created, incurred or assumed contemporaneously with, or within one year after, such acquisition (or in the case of any such property constructed or improved, after the completion or commencement of commercial operation of such property, whichever is later) to secure or provide for the payment of any part of the purchase price of such property or the costs of such construction or improvement (including costs such as escalation, interest during construction and finance costs); provided that in the case of any such construction or improvement the Lien shall not apply to any such property theretofore owned by the Company or any Subsidiary, other than any theretofore unimproved real property on which the property so constructed, or the improvement, is located;
(2)	any Lien on any property existing at the time of acquisition thereof and which is not created as a result of or in connection with or in anticipation of such acquisition (unless such Lien was created to secure or provide for the payment of any part of the purchase price of such property and is otherwise permitted by paragraph (1) above);
(3)	any Lien on any property of a corporation which is merged with or into the Company or a Subsidiary or any Lien existing on property of a corporation which existed at the time such corporation becomes a Subsidiary and, in either such case, which is not created as a result of or in connection with or in anticipation of any such transaction (unless such Lien was created to secure or provide for the payment of any part of the purchase price of such corporation and is otherwise permitted by paragraph (1) above);
(4)	any Lien which secures only Indebtedness owing by a Subsidiary to the Company, to one or more Subsidiaries or to the Company and one or more Subsidiaries;
(5)	any extension, renewal or replacement (or successive extensions, renewals, or replacements), in whole or in part, of any Lien referred to in foregoing clauses (1) through (4) inclusive; provided, however, that the principal amount of Indebtedness secured thereby shall not exceed the principal amount of Indebtedness so secured at the time of such extension, renewal or replacement, and that such extension, renewal or replacement shall be limited to all or a part of the property which secured the Lien so extended, renewed or replaced (plus improvements on such property); and

(6)	any Lien to secure the performance of tenders, bids, leases, progress payments, performance or return-of-money bonds and other similar obligations.

The Company or any Subsidiary, however, may issue, assume or guarantee Indebtedness secured by a Lien which would otherwise be prohibited under the provisions of the Indenture described in this section or enter into Sale and Lease-Back Transactions that would otherwise be prohibited by the provisions of the Indenture described below under “—Limitations on Sale and Lease-Back Transactions”; provided that the aggregate amount of such Indebtedness of the Company and its Subsidiaries together with the aggregate Attributable Value of all such Sale and Lease-Back Transactions of the Issuer and its Subsidiaries at any time outstanding shall not exceed 15% of Consolidated Net Tangible Assets at the time any such Indebtedness is issued, assumed or guaranteed by the Company or any Subsidiary or at the time any such Sale and Lease-Back Transaction is entered into.

Limitations on Sale and Lease-Back Transactions

Neither the Company nor any Subsidiary may enter into any Sale and Lease-Back Transaction with respect to any Specified Property, unless either (x) the Company or such Subsidiary would be entitled pursuant to the provisions of the Indenture described above under “—Limitations on Liens” to issue, assume or guarantee Indebtedness secured by a Lien on such Specified Property without equally and ratably securing the 4.00% Notes or (y) the Company or such Subsidiary shall apply or cause to be applied, in the case of a sale or transfer for cash, an amount equal to the net proceeds thereof and, in the case of a sale or transfer otherwise than for cash, an amount equal to the fair market value of the Specified Property so leased, to the retirement, within one year after the effective date of such Sale and Lease-Back Transaction, of Indebtedness of the Company ranking at least on a parity with the 4.00% Notes and owing to a Person other than the Company or any Affiliate of the Company or to the construction or improvement of real property or personal property used by the Company or any Subsidiary in the ordinary course of business. The restrictions set forth in the preceding sentence will not apply to transactions providing for a lease for a term, including any renewal thereof, of not more than three years.

Certain Definitions

The following terms have the following definitions in the Indenture:

“Affiliate” means, with respect to any specified Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” when used with respect to any specified Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

“Attributable Value” means, as to any particular lease under which the Company or any Subsidiary is at any time liable as lessee and any date as of which the amount thereof is to be determined, the total net obligations of the lessee for rental payments during the remaining term of the lease (including any period for which such lease has been extended or may, at the option of the lessor, be extended) discounted from the respective due dates thereof to such date at a rate per annum equivalent to the interest rate inherent in such lease (as determined in good faith by the Company in accordance with generally accepted financial practice).

“Capital Stock” of any Person means any and all shares, interests, rights to purchase warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any preferred stock, but excluding any debt securities, convertible into any of the foregoing.

“Consolidated Net Tangible Assets” means the total of all assets (including revaluations thereof as a result of commercial appraisals, price-level restatement or otherwise) appearing on a consolidated balance sheet of the Company and its Subsidiaries, net of all applicable reserves and deductions, but excluding goodwill, trade names, trademarks, patents, unamortized debt discount and all other like intangible assets (which term shall not be construed to include such revaluations), less the aggregate of the current liabilities of the Company and its Subsidiaries appearing on such balance sheet; provided, however, that for purposes of this definition, entities treated as subsidiaries for Chilean generally accepted accounting principles that are not Subsidiaries should be accounted for under the equity method.

“Indebtedness” means, with respect to any Person (without duplication), (a) any liability of such Person (1) for borrowed money or under any reimbursement obligation relating to a letter of credit, financial bond or similar instrument or agreement, (2) evidenced by a bond, note, debenture or similar instrument or agreement (including a purchase money obligation) given in connection with the acquisition of any business, properties or assets of any kind (other than a trade payable or a current liability arising in the ordinary course of business or a performance bond or similar obligation), (3) for the payment of money relating to any obligations under any capital lease of real or personal property or (4) for purposes of the “—Limitations on Liens” and “—Limitations on Sale and Lease-Back Transactions” sections, under any agreement or instrument in respect of an interest rate or currency swap, exchange or hedging transaction or other financial derivatives transaction; (b) any liability of others described in the preceding clause (a) that the Person has guaranteed or that is otherwise its legal liability; and (c) any amendment, supplement, modification, deferral, renewal, extension or refunding of any liability of the types referred to in clauses (a) and (b) above. For the purpose of determining any particular amount of Indebtedness under this definition, guarantees of (or obligations with respect to letters of credit or financial bonds supporting) Indebtedness otherwise included in the determination of such amount shall also not be included.

“Lien” means any mortgage, pledge, lien, security interest, charge or other encumbrance (including any conditional sale or other title retention agreement or lease in the nature thereof other than a title retention agreement in connection with the purchase of goods in the ordinary course of business).

“Sale and Lease-Back Transaction” means any transaction or series of related transactions pursuant to which the Company or any Subsidiary sells or transfers any property to any Person with the intention of taking back a lease of such property pursuant to which the rental payments are calculated to amortize the purchase price of such property substantially over the useful life thereof and such property is in fact so leased.

“Significant Subsidiary” means a Subsidiary that would be a “significant subsidiary” within the meaning of Rule 1-02 under Regulation S-X promulgated by the Securities and Exchange Commission as in effect on the date of the Indenture, assuming the Company is the registrant referred to in such definition, and applying for purposes of such determination the accounting principles from time to time applicable to the Company under the rules and regulations of the Superintendencia de Valores y Seguros (the Chilean Securities and Insurance Commission, now known as the Comisión para el Mercado Financiero) or any successor or other governmental authority of the Republic of Chile having authority to mandate the accounting principles that the Company may or shall use in preparation of its financial reports.

“Specified Property” means any generation, transformation, transmission or distribution facility of the Company or any Subsidiary, whether at the date of the Indenture owned or thereafter acquired, including any land, buildings, structures or machinery and other fixtures that constitute any such facility, or portion thereof.

“Subsidiary” means any corporation or other business entity of which the Company owns or controls (either directly or through one or more other Subsidiaries) more than 50% of the issued share capital or other ownership interests, in each case having ordinary voting power to elect or appoint directors, managers or trustees of such corporation or other business entity (whether or not capital stock or other ownership interests or any other class or classes shall or might have voting power upon the occurrence of any contingency).

Events of Default

An “Event of Default,” with respect to the 4.00% Notes is defined in the Indenture as (i) a default in the payment of any principal of the 4.00% Notes when due and payable, whether at maturity, upon redemption or otherwise; (ii) a default in the payment of any interest or any Additional Amounts when due and payable on any 4.00% Notes and the continuance of such default for a period of 30 days; (iii) a default in the performance or observance of any other term, covenant, warranty or obligation of the Company in the 4.00% Notes or the Indenture, not otherwise expressly defined as an Event of Default in (i) or (ii) above, and the continuance of such default for more than 60 days after there has been given, by registered or certified mail, to the Company by the Trustee or the holders of at least 25% in aggregate principal amount of 4.00% Notes outstanding, a written notice specifying such default or breach and requiring it to be remedied; (iv) a default by the Company or any Significant Subsidiary in the payment of principal of, or interest on, any individual note, bond, coupon or other instrument or agreement evidencing or pursuant to which there is outstanding Indebtedness of the Company or any of its Significant Subsidiaries, whether such Indebtedness now exists or shall hereafter be created, having a principal amount exceeding US$150 million (or its equivalent in any other currency), other than the 4.00% Notes, by the Company or any of its Significant Subsidiaries when the Indebtedness shall become due and payable (whether at maturity, upon redemption or acceleration or otherwise), if such default shall continue for more than the period of grace, if any, originally applicable thereto and the time for payment of such amount has not been expressly extended; or (v) certain events of bankruptcy or insolvency with respect to the Company or a Significant Subsidiary.

The Indenture provides that (i) if an Event of Default (other than an Event of Default described in clause (v) above) shall have occurred and be continuing with respect to the 4.00% Notes, either the Trustee or the holders of not less than 25% in aggregate principal amount of the 4.00% Notes then outstanding, may declare the principal amount of all such outstanding 4.00% Notes and all the interest accrued thereon to be due and payable immediately and (ii) if an Event of Default described in clause (v) above shall have occurred, the principal of all such outstanding 4.00% Notes and all the interest accrued thereon shall become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holder of the 4.00% Notes. Upon certain conditions such declarations may be annulled and past defaults (except for defaults in the payment of principal of or any interest on the 4.00% Notes and compliance with certain covenants) may be waived by the holders of a majority in aggregate principal amount of the 4.00% Notes then outstanding.

The Trustee must give to the holders of the 4.00% Notes notice of all uncured defaults known to it with respect to the 4.00% Notes within 30 days after the Trustee receives a written notice of an Event of Default pursuant to the terms of the Indenture; provided, however, that, except in the case of default in the payment of principal of or any interest or Additional Amounts on, any of the 4.00% Notes, the Trustee shall be protected in withholding such notice if it in good faith determines that the withholding of such notice is in the interest of the holders of the 4.00% Notes.

No holder of any 4.00% Notes may institute any action under the Indenture unless (a) such holder shall have given the Trustee written notice of a continuing Event of Default with respect to the 4.00% Notes, (b) the holders of not less than 25% in aggregate principal amount of the 4.00% Notes then outstanding shall have made written request to the Trustee to institute proceedings in respect of such Event of Default, (c) such holder or holders shall have offered the Trustee such reasonable indemnity as the Trustee may require, (d) the Trustee shall have failed to institute an action for 60 days thereafter and (e) no inconsistent direction shall have been given to the Trustee during such 60-day period by the holders of a majority in aggregate principal amount of the 4.00% Notes. Such limitations, however, do not apply to any suit instituted by a holder of a 4.00% Note for enforcement of payment of the principal of and any interest on the 4.00% Note on or after the respective due dates expressed in the 4.00% Note.

The Indenture provides that, subject to the duty of the Trustee during default to act with the required standard of care, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any holders of the 4.00% Notes, unless such holders shall have offered to the Trustee reasonable indemnity.

The Company is required to furnish to the Trustee annually a statement as to the performance by it of certain of its obligations under the Indenture and as to any default in such performance.

Delivery of any reports, information or documents to the Trustee is for informational purposes only and the Trustee’s receipt of such shall not constitute actual or constructive notice of any information contained therein or determinable from information contained therein.

Modification and Waivers

From time to time the Company and the Trustee may, without the consent of the holders of 4.00% Notes, amend, waive or supplement the Indenture for certain specific purposes, including, among other things, curing ambiguities, defects or inconsistencies, or making any other provisions with respect to matters or questions arising under the Indenture or the 4.00% Notes or making any other change therein as shall not adversely affect the interest of any holder of the 4.00% Notes.

In addition, with certain exceptions, the Indenture may be modified by the Company and the Trustee with the consent of the holders of a majority in aggregate principal amount of the 4.00% Notes then outstanding, but no such modification may be made without the consent of the holder of each outstanding 4.00% Note affected thereby that would (i) change the maturity of any payment of principal of or any installment of interest on any such 4.00% Note, or reduce the principal amount thereof or the interest payable thereon, or change the method of computing the amount of principal thereof or interest payable thereon on any date or change any place of payment where, or the coin or currency in which the principal or interest (including Additional Amounts) on any 4.00% Note are payable, or impair the right of holders to institute suit for the enforcement of any such payment on or after the date due, (ii) reduce the percentage in aggregate principal amount of the outstanding 4.00% Notes, the consent of whose holders is required for any such modification or the consent of whose holders is required for any waiver of compliance with certain provisions of the Indenture or certain defaults thereunder and their consequences provided for in the Indenture, or (iii) modify any of the provisions of certain sections of the Indenture, including the provisions summarized in this paragraph, except to increase any such percentage or to provide that certain other provisions of the Indenture cannot be modified or waived without the consent of the holder of each outstanding 4.00% Note affected thereby. The Indenture provides that the 4.00% Notes owned by the Company or any Affiliate of the Company shall be deemed not to be outstanding for, among other purposes, consenting to any such modification.

Defeasance and Covenant Defeasance

The Company may, at its option, at any time upon the satisfaction of certain conditions described below, elect to be discharged from its obligations with respect to the 4.00% Notes (“defeasance”). In general, upon a defeasance, the Company shall be deemed to have paid and discharged the entire indebtedness represented by the 4.00% Notes and to have satisfied all of its obligations under the 4.00% Notes and the Indenture except for (i) the rights of holders of the 4.00% Notes to receive, solely from the trust fund established for such purposes as described below, payments in respect of the principal of and interest (including Additional Amounts), on the 4.00% Notes when such payments are due, (ii) certain provisions relating to ownership, registration and transfer of the 4.00% Notes, (iii) the covenant relating to the maintenance of an office or agency in New York City, and (iv) certain provisions relating to the rights, powers, trusts, duties and immunities of the Trustee.

In addition, the Company may, at its option, at any time, upon the satisfaction of certain conditions described below, elect to be released with respect to the 4.00% Notes from the covenants described above under the caption “—Covenants” (“covenant defeasance”). Following such covenant defeasance, the occurrence of a breach or violation of any such covenant with respect to the 4.00% Notes will not constitute an Event of Default under the Indenture, and certain other events (not including, among other things, non-payment or bankruptcy and insolvency events) described under “—Events of Default” also will not constitute Events of Default.

In order to cause a defeasance or covenant defeasance with respect to the 4.00% Notes, the Company will be required to satisfy, among other conditions, the following: (i) the Company shall have irrevocably deposited with the Trustee cash and/or U.S. Government Obligations that through the payment of interest and principal in respect thereof in accordance with their terms will provide cash sufficient, in the opinion of an internationally recognized firm of independent public accountants, to pay and discharge the principal of, and each installment of interest (including Additional Amounts) on, the 4.00% Notes on the Stated Maturity of such principal or installment of interest in accordance with the terms of the 4.00% Notes; (ii) in the case of an election to fully defease the 4.00% Notes, the Company shall have delivered to the Trustee an Opinion of Counsel stating that (x) the Company has received from, or there has been published by, the Internal Revenue Service a ruling, or (y) since the date of the

Indenture there has been a change in the applicable United States Federal income tax law, in either case to the effect that, and based thereon, such opinion shall confirm that, the beneficial owners of the 4.00% Notes will not recognize gain or loss for United States Federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to United States Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred; (iii) in the case of a covenant defeasance, the Company shall have delivered to the Trustee an Opinion of Counsel to the effect that the beneficial owners of the 4.00% Notes will not recognize gain or loss for United States Federal income tax purposes as a result of such deposit and covenant defeasance and will be subject to United States Federal income tax on the same amounts, in the same manner and at the same time as would have been the case if such deposit and covenant defeasance had not occurred; (iv) no Event of Default, or event which with notice or lapse of time or both would become an Event of Default, shall have occurred and be continuing with respect to the 4.00% Notes, including, with respect to certain events of bankruptcy or insolvency, at any time during the period ending on the 121st day after the date of such deposit (it being understood that this condition shall not be deemed satisfied until the expiration of such period); and (v) the Company shall have delivered to the Trustee an Opinion of Counsel to the effect that payment of amounts deposited in trust with the Trustee, as described above, will not be subject to future taxes, duties, fines, penalties, assessments or other governmental charges imposed, levied, collected, withheld or assessed by, within or on behalf of the Republic of Chile or any political subdivision or governmental authority having power to tax, except to the extent that Additional Amounts in respect thereof shall have been deposited in trust with the Trustee as described above.

Consolidation, Merger and Sale of Assets

The Company may not consolidate with or merge into or convey or transfer its properties and assets substantially as an entirety to any Person, unless (i) the successor shall be a corporation organized and existing under the laws of the Republic of Chile, and shall expressly assume, by a supplemental indenture, in form satisfactory to the Trustee, the due and punctual payment of the principal and interest and Additional Amounts, if any, on all the outstanding 4.00% Notes and the performance of every covenant in the Indenture on the part of the Company to be performed or observed; (ii) immediately after giving effect to such transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have happened and be continuing; and (iii) the Company shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger, conveyance or transfer and such supplemental indenture comply with the foregoing provisions relating to such transaction. In case of any such consolidation, merger, conveyance or transfer, such successor corporation will succeed to and be substituted for the Company, as obligor on the 4.00% Notes, with the same effect as if it had been named in the Indenture as such obligor.

Governing Law; Consent to Service

The Indenture and the 4.00% Notes are governed by the law of the State of New York without giving effect to the conflict of laws provision thereof.

The Company has irrevocably consented to the non-exclusive jurisdiction of any court of the State of New York or any United States Federal court sitting in the Borough of Manhattan, The City of New York, New York, United States, and any appellate court from any thereof, and has waived any immunity from the jurisdiction of such courts over any suit, action or proceeding that may be brought in connection with the Indenture or the 4.00% Notes. The Company has appointed C T Corporation System, 111 Eighth Avenue, New York, New York 10011 as its initial authorized agent upon which all writs, process and summonses may be served in any suit, action or proceeding brought in connection with the Indenture or the 4.00% Notes against the Issuer in any court of the State of New York or any United States Federal court sitting in the Borough of Manhattan, The City of New York, and has agreed that such appointment shall be irrevocable so long as any of the 4.00% Notes remain outstanding or until the irrevocable appointment by the Company of a successor in The City of New York as its authorized agent for such purpose and the acceptance of such appointment by such successor. Each of the Company and the Trustee irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to the Indenture, the 4.00% Notes or the transaction contemplated by the second supplemental indenture.

Concerning the Trustee

The Bank of New York Mellon (as successor trustee to The Chase Manhattan Bank) is Trustee under the Indenture.

The Trustee shall hold funds related to the debt securities uninvested without liability for interest, unless otherwise agreed in writing. The Trustee shall not be liable for any tax withholding obligations it may have and the Company will comply upon request with all information required for such withholding obligations.

The Indenture has been qualified under the U.S. Trust Indenture Act of 1939, and the Trustee is eligible to act as trustee for purposes of compliance with such Act.

In no event shall the Trustee be responsible or liable for special, indirect, punitive or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action. Trustee shall not be responsible for any loss or damage resulting from any action or nonaction based on its good faith reliance upon such opinion or advice or for any errors in judgment made in good faith.

The Trustee shall act at the instruction or other directions of any person upon which the Trustee is authorized to rely pursuant to the terms of the Indenture, and shall not be liable for such actions, except to the extent caused by Trustee as result of the gross negligence or willful misconduct of the Trustee.

In no event shall the Trustee be responsible or liable for any failure or delay in the performance of its obligations under the Indenture arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services.

Notices

Notices to registered holders of the 4.00% Notes will be mailed to them or, if there is more than one holder of any 4.00% Note, to the first named holder of that 4.00% Note at their respective addresses in the register and shall be deemed to have been given on the fourth weekday after the date of mailing.